EXHIBIT 1


                                                                 EXECUTION COPY


                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("Agreement") is made and entered into as of October 14, 2003, by and among CELESTICA Inc., a corporation organized under the laws of the Province of Ontario, Canada ("Parent"); MSL ACQUISITION SUB INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and Manufacturers' Services Limited, a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

     Parent, Merger Sub and the Company intend to effect a merger of the Company with and into the Merger Sub in accordance with this Agreement and the DGCL (the "Merger"). Upon consummation of the Merger, the Company will cease to exist, and the Merger Sub will remain a wholly owned subsidiary of Parent.

     It is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     The respective boards of directors of Parent, Merger Sub and the Company have declared the advisability of and approved this Agreement and approved the Merger.

     As a condition to the willingness of Parent and Merger Sub to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, Parent has required that (a) specified officers and directors of the Company agree, among other things, to vote all shares of Company Common Stock beneficially owned by such officers and directors in favor of the adoption of this Agreement in the event that such matter is put to the stockholders of the Company for a vote and (b) certain stockholders of the Company agree, among other things (i) to vote all shares of Company Common Stock, Series A Preferred and Series B Preferred beneficially owned by such stockholders in favor of the adoption of this Agreement in the event that such matter is put to the stockholders of the Company for a vote, and (ii) to grant an option to Parent for the purchase, under certain circumstances, of a portion of the shares of Company Common Stock beneficially owned by such stockholders and representing 30% of the aggregate voting power of the outstanding capital stock of the Company (the "Stockholder Options"), all as specified in, and in accordance with, the terms and provisions of stockholder agreements, dated as of the date hereof, among each stockholder (collectively, the "Stockholders"), Parent and Merger Sub, the forms of which are attached hereto as Exhibit B-1 and Exhibit B-2 (the "Stockholder Agreements"); and in order to induce Parent and Merger Sub to enter into this Agreement, the Stockholders are each executing and delivering their respective Stockholder Agreements simultaneously herewith.

                                   AGREEMENT

     The parties to this Agreement, intending to be legally bound, agree as follows:

     SECTION 1: Description of Transaction.

          1.1 Merger of the Company with and into Merger Sub. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, the Company shall be merged with and into Merger Sub, and the separate existence of the Company shall cease. Following the Effective Time, Merger Sub shall continue as the surviving corporation (the "Surviving Corporation").

          1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

          1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, at 10:00 a.m. on a date to be designated by Parent (the "Closing Date"), which shall be no later than the fifth business day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6, 7 and 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL (the "Certificate of Merger") shall be duly executed by the Company and, simultaneously with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware (the "Secretary of State"). The Merger shall become effective upon the later of: (a) the date and time of the filing of the Certificate of Merger with the Secretary of State, or (b) such later date and time as may be specified in the Certificate of Merger with the consent of Parent (the "Effective Time").

          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time:

               (a) the Certificate of Incorporation of Merger Sub shall be amended in the Merger to read in its entirety as set forth on Exhibit C hereof;

               (b) The bylaws of Merger Sub immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation; and

               (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time; and the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of the Company immediately prior to the Effective Time.

          1.5 Conversion of Shares.

               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Merger Sub:


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                    (i) any shares of Company Common Stock then held by the
Company or any wholly owned Subsidiary of the Company (or held in the Company's treasury) shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                    (ii) any shares of Company Common Stock then held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor;

                    (iii) except as provided in clauses (i) and (ii) above and subject to Sections 1.5(b) and 1.5(c), each share of Company Common Stock then outstanding shall be converted into the right to receive a number (which may be less than one) of Parent Subordinate Voting Shares equal to the Share Exchange Ratio;

                    (iv) each share of the common stock, $0.01 par value per share, of Merger Sub then outstanding shall remain outstanding;

                    (v) each share of Series A Preferred then outstanding (other than Dissenting Shares and other than shares for which a valid Stock Election has been made) shall be converted into the right to receive an amount in cash equal to $52.50, plus an amount equal to the dividends accrued and unpaid on such share of Series A Preferred to the date on which the Effective Time occurs;

                    (vi) each share of Series B Preferred then outstanding (other than Dissenting Shares and other than shares for which a valid Stock Election has been made) shall be converted into the right to receive an amount in cash equal to $52.50, plus an amount equal to the dividends accrued and unpaid on such share of Series B Preferred to the date on which the Effective Time occurs;

                    (vii) each share of Series A Preferred then outstanding for which a valid Stock Election has been made (other than Dissenting Shares) shall be converted into the right to receive a number (which may be less than one) of Parent Subordinate Voting Shares equal to the product of (x) the number of shares of Company Common Stock into which a share of Series A Preferred is convertible immediately prior to the Effective Time pursuant to the terms of the Preferred Governing Documents and (y) the Share Exchange Ratio; and

                    (viii) each share of Series B Preferred then outstanding for which a valid Stock Election has been made (other than Dissenting Shares) shall be converted into the right to receive (a) an amount in cash equal to $2.25 or, at the election of the Company (as directed in writing by Parent), a number (which may be less than one) of Parent Subordinate Voting Shares equal to the product of (1) the number of shares of Company Common Stock issuable in satisfaction of the Optional Make Whole Payment (as defined in the Preferred Governing Documents) under the Preferred Governing Documents and (2) the Share Exchange Ratio and (b) a number (which may be less than one) of Parent Subordinate Voting Shares equal to the product of (A) the number of shares of Company Common Stock into which a share of Series B Preferred is convertible immediately prior to the Effective Time pursuant to the terms of the Preferred Governing Documents and (B) the Share Exchange Ratio.


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

               (b) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or the outstanding Parent Subordinate Voting Shares are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Share Exchange Ratio shall be appropriately adjusted.

               (c) No fractional Parent Subordinate Voting Shares shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a Parent Subordinate Voting Share (after aggregating all fractional Parent Subordinate Voting Shares issuable to such holder) shall, in lieu of such fraction of a share and, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a Parent Subordinate Voting Share on The New York Stock Exchange on the date the Merger becomes effective.

          1.6 Closing of the Company's Transfer Books. At the Effective Time:
(a) all shares of Company Common Stock, Series A Preferred and Series B Preferred outstanding immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and all holders of certificates representing shares of Company Common Stock, Series A Preferred and Series B Preferred that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock, Series A Preferred and Series B Preferred outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock, Series A Preferred and Series B Preferred shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Common Stock, Series A Preferred and/or Series B Preferred (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

          1.7 Exchange of Certificates.

               (a) On or prior to the Closing Date, Parent shall select a bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). From time to time after the Effective Time, as required to effect the deliveries contemplated by Section 1.7(b), (i) Parent shall make available to the Exchange Agent certificates representing Parent Subordinate Voting Shares issuable pursuant to this Section 1, (ii) Parent, or a wholly owned subsidiary of Parent, shall make available to the Exchange Agent cash sufficient to fund the cash consideration payable to holders of Series A Preferred and Series B Preferred in accordance with Sections 1.5(a)(v),1.5(a)(vi) and, if and to the extent applicable, 1.5(a)(viii), and (iii) Parent, or a wholly owned subsidiary of Parent, shall make available to the Exchange Agent cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(c) and dividend and distribution payments in accordance with Section 1.7(c).

               (b) As soon as reasonably practicable and in any event within ten (10) days after the Effective Time, Parent shall cause the Exchange Agent to mail to the


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

record holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for (x) certificates representing Parent Subordinate Voting Shares in the case of Company Common Stock and Series A Preferred and Series B Preferred with respect to which a valid Stock Election was made and cash in the amount that a holder of Series B Preferred Shares has the right to receive if such holder has made a valid Stock Election and there has not been an election made to pay the Optional Make Whole Payment in Parent Subordinate Shares and (y) cash in the case of Series A Preferred and Series B Preferred with respect to which a valid Stock Election was not made. Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (x) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor (1) a certificate representing the number of whole Parent Subordinate Voting Shares that such holder has the right to receive, (2) in the case of Series A Preferred and Series B Preferred, cash in the amount that such holder has the right to receive if such holder has not made a valid Stock Election, or in the case of Series B Preferred Shares, cash in the amount that such holder has the right to receive if such holder has made a valid Stock Election and there has not been an election made to pay the Optional Make Whole Payment in Parent Subordinate Voting Shares, (3) cash in lieu of any fractional Parent Subordinate Voting Share and (4) any cash payable in accordance with Section 1.7(d), and (y) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive (1) Parent Subordinate Voting Shares in the case of Company Common Stock and Series A Preferred and Series B Preferred with respect to which a valid Stock Election was made and cash in the amount that a holder of Series B Preferred Shares has the right to receive if such holder has made a valid Stock Election and there has not been an election made to pay the Optional Make Whole Payment in Parent Subordinate Shares, (2) cash in the case of Series A Preferred and Series B Preferred with respect to which a valid Stock Election was not made, (3) cash in lieu of any fractional Parent Subordinate Voting Share as contemplated by this Section 1 and (4) any cash payable in accordance with Section 1.7(d). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Subordinate Voting Shares and/or cash, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

               (c) If any Person who is an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company has not delivered to Parent and the Company a duly executed Affiliate Agreement as contemplated by Section 5.10, then, with respect to Parent Subordinate Voting Shares issuable to such Person pursuant to the Merger, Parent may affix a legend to any certificate representing such shares describing the transfer restrictions of Rule 145 and issue related "stop transfer" instructions with respect thereto.


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

               (d) No dividends or other distributions declared or made with respect to Parent Subordinate Voting Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the Parent Subordinate Voting Shares that such holder has the right to receive in connection with the Merger until such holder surrenders such Company Stock Certificate in accordance with this Section 1.7. Following surrender of any such Company Stock Certificate, there shall be paid to such holder, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Parent Subordinate Voting Share to which such holder is entitled pursuant to Section 1.5(c) and the proportionate amount of any dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Subordinate Voting Shares, and (ii) at the appropriate payment date, the proportionate amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Parent Subordinate Voting Shares.

               (e) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock, Series A Preferred or Series B Preferred such amounts as may be required to be deducted or withheld therefrom under the Code or any provision of state, local or foreign tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

               (f) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock, Series A Preferred or Series B Preferred or to any other Person with respect to any Parent Subordinate Voting Shares (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

          1.8 Shares of Dissenting Preferred Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of Series A Preferred or Series B Preferred held by a person (a "Dissenting Stockholder") who shall not have voted to adopt this Agreement and who properly demands appraisal for such shares in accordance with Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 1.5, but shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL, unless such holder fails to perfect or withdraws or otherwise loses his right to appraisal. If, after the Effective Time, such Dissenting Stockholder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Stockholder's shares of Series A Preferred or Series B Preferred shall no longer be considered Dissenting Shares for the purposes of this Agreement and such holder's shares of Series A Preferred or Series B Preferred shall thereupon be deemed to have been converted, at the Effective Time, into the right to receive the merger consideration set forth in Section 1.5.


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

          1.9 Tax Consequences. For United States federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of
Section 368(a) of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

          1.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

     SECTION 2: Representations and Warranties of the Company. The Company represents and warrants to Parent and Merger Sub as follows:

          2.1 Organization and Good Standing.

               (a) Each Acquired Corporation is a corporation duly organized, validly existing and in good standing, or the equivalent status for non-United States Acquired Corporations, under the laws of its jurisdiction of incorporation, with all requisite corporate power and authority to conduct its business as now being conducted, to own or use the respective properties and assets that it purports to own or use, and to perform all of its obligations under Acquired Corporation Contracts to which it is a party. Each Acquired Corporation is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

               (b) Part 2.1(b) of the Company Disclosure Schedule lists all Acquired Corporations and indicates as to each its jurisdiction of organization and, except in the case of the Company, its stockholders. The Company has made available to Parent copies of, the certificate or articles of incorporation, by-laws and other organizational documents (collectively, "Organizational Documents") of each of the Acquired Corporations, as currently in effect.

               (c) The Company has made available to Parent copies of, the charters of each committee of the Company's Board of Directors and any code of conduct or similar policy adopted by the Company.

          2.2  Authority; No Conflict.

               (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby (the "Contemplated Transactions"). The execution and delivery of this Agreement, by the Company and the consummation by the Company of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of


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the Company are necessary to authorize this Agreement or to consummate the
Contemplated Transactions (other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority in voting power of the then outstanding shares of capital stock of the Company (the "Required Company Stockholder Vote") and the filing of appropriate merger documents as required by the DGCL). The Board of Directors of the Company has unanimously approved this Agreement, declared it to be advisable and resolved to recommend to stockholders of the Company that they vote in favor of the adoption of this Agreement in accordance with the DGCL. This Agreement has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

               (b) Except as set forth in Part 2.2(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions do or will, directly or indirectly (with or without notice or lapse of time or both), (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of any of the Acquired Corporations, or (B) any resolution adopted by the Board of Directors or the stockholders of any of the Acquired Corporations; (ii) subject to obtaining the Required Company Stockholder Vote and compliance with the requirements specified in clauses (A) through (D) of Section 2.2(c), contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction or decree to which any of the Acquired Corporations, or any of the material assets owned or used by any of the Acquired Corporations, is subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any of the Acquired Corporations, or that otherwise relates to the business of, or any of the assets owned or used by, any of the Acquired Corporations; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract;
(v) require a Consent under any Material Contract or under any Government Authorization from any Person; or (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any of the Acquired Corporations, except, in the case of clauses (ii), (iii), (iv),
(v) and (vi), for any such conflicts, violations, breaches, defaults or other occurrences that would not prevent or materially delay consummation of the Merger or otherwise prevent the Company from performing any of its material obligations under this Agreement and would not be reasonably likely to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

               (c) Except as set forth in Part 2.2(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by the Company will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Exchange Act, the Securities Act and state securities or "blue sky" laws ("Blue Sky Laws"), (B) the pre-merger notification


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requirements of the HSR Act, (C) filing of a certificate of merger as required by the DGCL and appropriate corresponding documents with the appropriate authorities in other states in which the Company is qualified as a foreign corporation to transact business and (D) the non-United States competition, antitrust and investment laws set forth in Part 2.2(c) of the Company Disclosure Schedule and (ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent the Company from performing any of its material obligations under this Agreement and would not be reasonably likely to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

          2.3 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock (of which 2,000,000 shares have been designated as Senior Exchangeable Preferred Stock Due 2006, 1,030,000 shares have been designated as 5.25% Series A Convertible Preferred Stock, par value $0.001 per share (the "Series A Preferred") and 500,000 shares have been designated as 4.5% Series B Convertible Preferred Stock (the "Series B Preferred")). As of the date hereof: (a) 34,398,030 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (b) 6,451,728 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding stock options granted to the Company's officers, directors and employees pursuant to the Company's stock option plans and employee stock purchase plans (the "Company Stock Options"); (c) 3,047,533 shares of Company Common Stock are reserved for issuance upon exercise of outstanding warrants of the Company; (d) 1,551,220 shares of Company Common Stock are held in the treasury of the Company; (e) 3,963,997 shares of Company Common Stock are reserved for issuance pursuant to the Company Stock Options not yet granted; (f) 830,000 shares of Series A Preferred are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; and (g) 500,000 shares of Series B Preferred are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. No shares of the Company's Senior Exchangeable Preferred Stock Due 2006 are outstanding. Except as set forth in
Part 2.3 of the Disclosure Schedule, as of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness or, other than the capital stock, options and warrants described in the immediately preceding sentence, securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Part 2.3 of the Company Disclosure Schedule sets forth the ownership of the capital stock or other equity interests of each Acquired Corporation other than the Company that is not wholly owned, directly or indirectly, by the Company. Except as set forth in the preceding sentences of this Section 2.3 or in Part 2.3 of the Company Disclosure Schedule, as of the date hereof, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company will be issued or become outstanding after the date hereof other than upon exercise of the Company Stock Options and the Company warrants outstanding as of the date hereof. Except as set forth in this Section 2.3 or in Part 2.3 of the Company Disclosure Schedule, as of the date of this Agreement, there are no options, stock appreciation rights, warrants or other rights, Contracts, arrangements or commitments of any character (collectively, "Options") relating to the issued or unissued capital stock of any of the Acquired Corporations, or obligating any of the Acquired Corporations to issue, grant or sell any shares of capital stock of, or other equity interests in, or


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securities convertible into equity interests in, the Company or any of its
Subsidiaries. The Company has delivered to Parent, with respect to each Option granted by any Acquired Corporation, as of the date of this Agreement, information regarding the identity of the grantee, the number of Options subject to the grant, the exercise/conversion price (either on an individual basis or by range (not exceeding $1.00 each) of exercise prices), and expiration date and, if applicable, the stock option plan under which it was issued. All shares of Company Common Stock subject to issuance as described above will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Part 2.3 of the Company Disclosure Schedule, none of the Acquired Corporations has any Contract or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or other stock of the Company or any capital stock of any of the Company's Subsidiaries, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company's Subsidiaries or any other Person. Except as set forth in Part 2.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and each such share owned by any of the Acquired Corporations is free and clear of all Encumbrances. None of the outstanding equity securities or other securities of any of the Acquired Corporations was issued in violation of the Securities Act or any other Legal Requirement. None of the Acquired Corporations owns, or has any Contract or other obligation to acquire, any equity securities or other securities of any Person (other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business. None of the Acquired Corporations is or has ever been a general partner of any general or limited partnership.

          2.4 SEC Reports. The Company has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2000. Part 2.4 of the Company Disclosure Schedule lists and the Company has delivered to Parent copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC's web site through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR") two days prior to the date of this Agreement: (i) the Company's Annual Reports on Form 10-K for each fiscal year of the Company beginning since December 31, 2000, (ii) its Quarterly Reports on Form 10-Q for each of the first three fiscal quarters in each of the fiscal years of the Company referred to in clause (i) above, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to Parent pursuant to, or are available through EDGAR as contemplated by, this Section 2.4) filed by the Company with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the "Company SEC Reports" and, to the extent available in full without redaction on the SEC's web site through EDGAR two days prior to the date of this Agreement, are, collectively, the "Filed Company SEC Reports"), (vi) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18

U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the "Certifications"), and (vii) all comment letters received by the Company from the Staff of the SEC since December 31, 2000 and all responses to such comment letters by or on behalf of the Company. The Company SEC Reports (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications (other than those containing materiality qualifications) are each true and correct in all material respects and the Certificates containing materiality qualifications are each true and correct in all respects. No Subsidiary of the Company is or has been required to file any form, report, registration statement or other document with the SEC. The Acquired Corporations maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning Acquired Corporations is made known on a timely basis to the individuals responsible for the preparation of the Company's filings with the SEC and other public disclosure documents. The Company is in compliance with the applicable listing rules of The New York Stock Exchange and has not since December 31, 2000 received any notice from The New York Stock Exchange asserting any non-compliance with such rules. As used in this Section 2.4, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC (regardless of whether public or confidential), but shall not include transmittal letters.

          2.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Company SEC Reports fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company, on a consolidated basis, as at the respective dates of and for the periods referred to in such financial statements, all in accordance with US GAAP and Regulation S-X of the SEC, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse on a consolidated basis) and the omission of notes to the extent permitted by Regulation S-X of the SEC (that, if presented, would not, except as set forth in Part 2.5 of the Company Disclosure Schedule, differ materially from notes to the financial statements included in the most recent Annual Report on Form 10-K included in the Filed Company SEC Reports); the financial statements referred to in this Section 2.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Acquired Corporations are required by US GAAP to be included in the consolidated financial statements of the Company.
Part 2.5(a) of the Company Disclosure Schedule contains a description of all non-audit services performed by the Company's auditors for the Acquired Corporations since the beginning of the immediately preceding fiscal year of the Company and the fees paid for such services; all such non-audit services performed after the effective time of Section 202 of the Sarbanes-Oxley Act of 2002 were approved as required thereby. The Acquired Corporations have designed and are using a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with US GAAP and the Exchange Act. The Company has delivered to Parent copies of the documents creating or governing all of the securitization transactions to which the Company or any of its Subsidiaries is a party. The corporate records and minute books of the Acquired Corporations have been maintained substantially in accordance with all applicable Legal Requirements and are complete and accurate in all material respects. Financial books and records and accounts of the Acquired Corporations used in preparation of the Company's Financial Statements: (x) have been maintained in accordance with good business practices on a basis consistent with prior years, (y) are stated in reasonable detail and reflect the transactions of the Acquired Corporations in all material respects, and (z) reflect the basis for the Company's consolidated financial statements in all material respects. The projections and forecasts of the Acquired Corporations for their 2004 fiscal year prepared by the Senior Management as of the date of this Agreement and previously provided to Parent (the "Projections") were prepared in good faith for the Acquired Corporations on a stand alone basis (without taking into account any business combination or acquisition), were based on information deemed relevant by Senior Management, and were based upon Senior Management's good faith estimates and assumptions as of the date of this Agreement.

          2.6 Property; Sufficiency of Assets; Inventories.

               (a) Except as described in Part 2.6(a) of the Company Disclosure Schedule, the Acquired Corporations (i) have good and valid title to all property material to the business of the Acquired Corporations and reflected in the latest financial statements included in the Company SEC Reports as being owned by the Acquired Corporations or acquired after the date thereof (except for property sold or otherwise disposed of in the ordinary course of business since the date thereof), free and clear of all Encumbrances except (A) statutory Encumbrances securing payments not yet due, (B) Encumbrances arising from the Company's credit agreements and the mortgage of the Acquired Corporations' facility in Spain identified in Part 2.7(a)(iii) of the Company Disclosure Schedule and (C) such imperfections or irregularities of title or Encumbrances as do not affect the use of the properties or assets subject thereto or affected thereby in any material respect or otherwise materially impair business operations at such properties, and (ii) are collectively the lessee of all property material to the business of the Acquired Corporations and reflected as leased in the latest audited financial statements included in the Company SEC Reports (or on the books and records of the Company as of the date thereof) or acquired after the date thereof (except in each case for leases that have expired by their terms) and are in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect without default thereunder by the lessee or the lessor, other than defaults that would not reasonably be likely to, individually or in the aggregate, adversely affect the Acquired Corporations in any material respect.

               (b) Except as described in Part 2.6(b) of the Company Disclosure Schedule, and except for reasonable variation in the normal course of an electronics manufacturing services business, the Inventory does not include any material items of obsolete, custom or customer specific Inventory that is not supported by customer demand, customer contractual obligations to purchase such Inventory (under which the customer is obligated to repurchase at the Company's cost thereof) or appropriate forecasts communicated to the Company, the value of which has not been written down on its books of account to net realizable market value. The Inventory levels of the Acquired Corporations have been maintained since the date of the Balance Sheet at such amounts as are reasonable and required for the ongoing operation of their respective businesses.

          2.7 Receivables; Customers.

               (a) All existing accounts receivable of the Acquired Corporations represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business.

               (b) Part 2.7(b) of the Company Disclosure Schedule lists each customer or other Person that (i) accounted for more than $15,000,000 of the net sales of the Acquired Corporations in calendar year 2002 and continued to be a customer of the Acquired Corporation as of January 1, 2003 or (ii) accounted for more than $3,000,000 of the net sales of the Acquired Corporations in the fiscal quarter ending September 29, 2003 (each, a "Material Customer"). From January 1, 2003 through the date of this Agreement, there has been no termination or cancellation of, and no change or modification materially adverse to the Acquired Corporations in, any Contract with a Material Customer. As of the date of this Agreement, no Acquired Corporation has received any written notice or, to the knowledge of Senior Management, any other communication from an authorized representative of a Material Customer indicating that such Material Customer intends to (i) terminate its contract or reduce the annual volume of goods and services purchased from the Acquired Corporations by an amount greater than 20% of the product of (x) the net sales recorded for such Material Customer in the third fiscal quarter of 2003, and
(y) four, (ii) purchase goods and services from the Acquired Corporations in fiscal year 2004 in an amount, measured as net sales of the Company in fiscal year 2004, which is less than 90% of the 2003 annualized net sales of such Material Customer, where annualized net sales for this clause (ii) are measured as 133% of actual net sales recorded for such Material Customer during the nine months ending September 28, 2003; (iii) generate Direct Profit Margin Dollars which are less than 90% of the 2003 annualized Direct Profit Margin Dollars generated by such Material Customer, where annualized Direct Profit Margin Dollars for this clause (iii) are measured as 133% of actual Direct Profit Margin Dollars generated by such Material Customer during the nine months ending September 28, 2003; or (iv) require that, in fiscal year 2004, the Acquired Corporations shift a material amount of the Material Customer's production to a geography where the Acquired Corporations are not currently doing business.

               (c) Part 2.7(c) of the Company Disclosure Schedule lists each customer or other Person (but excluding any Material Customer other than the Material Customers specifically identified in Part 2.7(c) of the Company Disclosure Schedule) that accounts for more than $15,000,000 of the consolidated net sales of the Acquired Corporations in the Projections (each a "New Material Customer"). As of the date of this Agreement, no Acquired Corporation has received any written notice or, to the knowledge of Senior Management, any other communication from an authorized representative of a New Material Customer indicating that such New Material Customer intends to purchase goods and services from the Acquired Corporations in fiscal year 2004
(A) in an amount, measured as Company net sales in fiscal year 2004, less than 90% of the net sales included in the Projections for that New Material Customer or (B) generating Direct Profit Margin Dollars less than 90% of the Direct Profit Margin Dollars included in the Projections for that New Material Customer. As of the date of this Agreement, no Acquired Corporation has received any written notice or, to the knowledge of Senior Management, any other communication from an authorized representative of the Company's largest customer at its site in Charlotte, North Carolina to the effect that such customer will require that the production of goods and services being produced for that customer in the Charlotte, North Carolina site be relocated to another location.

          2.8 Equipment; Real Property; Leaseholds. Except as set forth in Part
2.8 of the Disclosure Schedule, all material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Except as set forth in Part 2.8 of the Company Disclosure Schedule, none of the Acquired Corporations own any material real property or any material interest in real property. Part 2.8 of the Company Disclosure Schedule contains an accurate and complete list of all the Acquired Corporations' material real property leases as of the date of this Agreement.

          2.9 Proprietary Assets.

               (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body and material to the business of the Acquired Corporations, (i) a brief description of such Proprietary Asset and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule lists any Contract containing any ongoing royalty or payment obligations in excess of $50,000 per annum with respect to each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public for a one time fee). The Acquired Corporations have good and valid title to all of the Proprietary Assets owned by the Acquired Corporations and material to their business, free and clear of all Encumbrances except for Encumbrances arising from the Company's credit agreements. The Acquired Corporations have a valid right to use as a licensee all Proprietary Assets identified in Part 2.9(a)(ii) of the Company Disclosure Schedule, subject to the Bankruptcy and Equity Exception. Except as set forth in Part 2.9(a)(iii) of the Company Disclosure Schedule, none of the Acquired Corporations has developed jointly with any other Person any Proprietary Asset owned by the Acquired Corporations and material to their business with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, there is no Acquired Corporation Contract pursuant to which any Person (other than an Acquired Corporation) has any right (whether or not currently exercisable) to use, license or otherwise exploit any Proprietary Asset owned by the Acquired Corporations and material to their business. The Company has delivered to Parent a copy of all Contracts, including all amendments thereto, which relate to the material Proprietary Assets owned or used by any Acquired Corporation.

               (b) The Acquired Corporations have taken reasonable and appropriate measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets. In the ordinary course of the Company's business, the Company's policy in the United States has been and continues to be to obtain an executed agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of the Confidentiality Information and Inventions and Non-Competition Agreements previously delivered by the Company to Parent from each employee of the Acquired Corporations in the United States who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset. To the Company's knowledge, the Company's policy outside the United States has been and continues to be to obtain reasonably similar coverage to that afforded by the form of Confidential Information and Inventions Agreement in the United States, either through executed agreements or the Legal Requirements in the Relevant Jurisdiction. To the Company's knowledge, no current or former employee, officer, director, stockholder, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

               (c) Except as set forth on Part 2.9(c) of the Company Disclosure Schedule, to the Company's knowledge, (i) all patents, trademarks, service marks and copyrights held by any of the Acquired Corporations and which are material to the business of the Acquired Corporations are valid, enforceable and subsisting, and the applicable Acquired Corporation has renewed or made application to renew all registrations of such Acquired Corporation Proprietary Assets and has paid all applicable fees, all within the applicable renewal periods; (ii) none of the material Acquired Corporation Proprietary Assets infringes, misappropriates or conflicts with any Proprietary Asset owned by any other Person; (iii) none of the products that are or have been designed, created or developed, nor any of the services that have been or are being provided, by any of the Acquired Corporations is or was infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned by any other Person, and none of the Acquired Corporations has received any written notice of or, to the Company's knowledge, any other communication or information regarding any actual or alleged infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned by any other Person; and (iv) no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

               (d) To the Company's knowledge, the Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business is being conducted. Except as set forth on Part 2.9(d) of the Company Disclosure Schedule, none of the Acquired Corporations has (i) licensed any of the material Proprietary Assets owned by the Acquired Corporations to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting its ability to exploit any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person (other than any such limit in the scope of any license granted to an Acquired Corporation for any Proprietary Asset).

               (e) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of the Proprietary Assets of their customers, including all such measures required by the terms of any Acquired Corporation Contract with a customer.

          2.10 No Undisclosed Liabilities. Except as disclosed in the Filed Company SEC Reports or as set forth in Part 2.10 of the Company Disclosure Schedule, the Acquired Corporations have no liabilities or obligations of any nature (whether absolute, accrued, contingent, choate or inchoate or otherwise) that would be required to be reflected in a balance sheet prepared in accordance with US GAAP or disclosed in the notes thereto, except for liabilities or obligations adequately and fully reflected or reserved against in the Balance Sheet in accordance with US GAAP, consistently applied, or disclosed in the notes thereto, liabilities incurred since the date of the Balance Sheet in the ordinary course of business, and contingent or inchoate liabilities that would not reasonably be likely to have a Material Adverse Effect on the Acquired Corporations.

          2.11 Taxes.

               (a) Timely Filing of Tax Returns. The Acquired Corporations have filed or caused to be filed all material Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. All material Tax Returns filed by (or that include on a consolidated basis) any of the Acquired Corporations were in all respects true, complete and correct in all material respects and filed on a timely basis. To the extent required in connection with the filing of any Tax Return or under any other Legal Requirement, including Treasury Regulation Section 1.6662-6(d)(3), the Acquired Corporations have materially satisfied any contemporaneous documentation requirements. No Taxing Authority in any jurisdiction in which any Acquired Corporation does not file Tax Returns has asserted in writing that such Acquired Corporation is, or may be, subject to any Tax (or required to file any Tax Return) in that jurisdiction.

               (b) Payment of Taxes. The Acquired Corporations have, within the time and in the manner prescribed by any applicable Legal Requirement, paid all material Taxes that are due and payable.

               (c) Withholding Taxes. Each of the Acquired Corporations has complied with all material applicable Legal Requirements relating to the withholding of Taxes (including withholding and reporting requirements under Code Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 and similar provisions under any other applicable Legal Requirement) and has, within the times and in the manner prescribed by any applicable Legal Requirement, paid over such withheld amounts to the proper Taxing Authorities.

               (d) Audits. No Tax Return of any of the Acquired Corporations is under audit or examination by any Taxing Authority, no written or, to the Company's knowledge, unwritten notice of such an audit or examination has been received by any of the Acquired Corporations, the Acquired Corporations have no knowledge of any threatened audits, investigations or claims for or relating to Taxes, and, to the Company's knowledge, there are no material matters under discussion with any Taxing Authority with respect to Taxes of any of the Acquired Corporations (excluding any discussion in which the identity of the taxpayer has not been revealed to the Taxing Authority). No material issues relating to Taxes were raised in writing by the relevant Taxing Authority during any presently pending audit or examination, and no material issues relating to Taxes were raised in writing by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The Company has made available to Parent copies of all examiner's or auditor's reports, notices of any material proposed adjustments or similar commissions received by any of the Acquired Corporations from any Taxing Authority. The United States federal income Tax Returns of the Acquired Corporations have never been audited by the Internal Revenue Service.

               (e) Tax Reserves. To the Company's knowledge, there exists no material proposed assessment of Taxes against any of the Acquired Corporations except as disclosed in Part 2.11(e) of the Company Disclosure Schedule. The financial statements contained in the Company's most recently Filed Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company for all taxable periods and portions thereof through the date of the most recent balance sheet included in such financial statements.

               (f) Tax Sharing Agreements. The Company has made available to Parent copies of any Tax sharing agreement, Tax allocation agreement, Tax indemnity obligation or, to the Company's knowledge, any similar material written or unwritten agreement or arrangement with respect to Taxes to which any of the Acquired Corporations is a party or by which any of the Acquired Corporations is bound.

               (g) Waiver of Statutes of Limitations. None of the Acquired Corporations has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to a material amount of Taxes or any material Tax Return.

               (h) Powers of Attorney. No power of attorney currently in force has been granted by any of the Acquired Corporations concerning a material amount of Taxes or any material Tax Return.

               (i) Tax Rulings. Except as disclosed on Part 2.11(i) of the Company Disclosure Schedule, (i) none of the Acquired Corporations has received or been the subject of a material Tax Ruling (as defined below) or a request for a material Tax Ruling, and (ii) none of the Acquired Corporations has entered into a material Closing Agreement (as defined below) with any Taxing Authority that would have a continuing effect after the Closing Date. "Tax Ruling" means a written ruling of a Taxing Authority relating to Taxes. "Closing Agreement" means a written and legally binding agreement with a Taxing Authority relating to Taxes (including any advance pricing agreement).

               (j) Availability of Tax Returns. The Company has made available to Parent copies of all material Tax Returns, and any amendments thereto, filed by or on behalf of, or which include, any of the Acquired Corporations, for all taxable periods ending on or after December 31, 2000 and prior to the Closing Date.

               (k) Availability of Books and Records. The Acquired Corporations have maintained all information, workpapers, schedules or any other documentation necessary for filing any required material Tax Return which has not been filed for any tax year which includes any period prior to or including the Closing Date.

               (l) Opinions of Counsel. The Company has made available to Parent copies of all material memoranda and material written opinions of Tax counsel, whether inside or outside Tax counsel, and other Tax advisors, which have been received by any of the Acquired Corporations with respect to material matters relating to Taxes within the last three taxable years.

               (m) Section 481 Adjustments. None of the Acquired Corporations is required to include in income any material amount in any taxable period ending after the Closing Date pursuant to an adjustment required under Code
Section 481 by reason of a voluntary change in accounting method initiated by any of the Acquired Corporations, and the Internal Revenue Service has not proposed any such change in accounting method.

               (n) Net Operating Loss Carryovers and Tax Credit Carryovers. As of December 31, 2002, the Acquired Corporations, in the aggregate, had net operating loss carryovers available to offset United States federal income of not less than $58,000,000. As of December 31, 2002, the Acquired Corporations, in the aggregate, had foreign Tax credit carryovers available to offset United States federal income tax liability of not less than $1,400,000. None of the Acquired Corporations has experienced an ownership change within the meaning of Sections 382 and 383 of the Code after November 3, 2000. None of the Acquired Corporations is subject to the separate return limitation year provisions of Treasury Regulation Section 1.1502.

               (o) Section 338 Election. No election under Section 338 has been made by or with respect to any of the Acquired Corporations or any of their respective assets or properties within the last three taxable years.

               (p) Intercompany Transactions. None of the Acquired Corporations has engaged in any transactions with affiliates which would require the recognition of income by any of the Acquired Corporations with respect to such transaction for any period ending on or after the Closing Date.

               (q) Section 280(G). Except as disclosed in Part 2.11(q) of the Company Disclosure Schedule, none of the Acquired Corporations is a party to any agreement, contract or arrangement that could result, separately or in the aggregate, in the payment of an "excess parachute payment" within the meaning of Section 280G of the Code.

               (r) Section 355. None of the Acquired Corporations has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under
Section 355 of the Code (i) at any time during the two-year period ending immediately prior to the date of this Agreement or (ii) that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Contemplated Transactions.

               (s) Other Interests. None of the Acquired Corporations owns an interest in any (i) domestic international sales corporation, (ii) foreign sales corporation or (iii) passive foreign investment company.

               (t) USRPHC. The Company is not a "United States real property holding corporation" ("USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations under the Code) that occurred in the five-year period preceding the Closing.

               (u) Qualification as a Reorganization. None of the Acquired Corporations has taken any action, nor to the Company's knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

               (v) Section 1504. None of the Acquired Corporations has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than an affiliated group of which the Company is the common parent corporation for purposes of Section 1504 of the Code.

          2.12 Employee Benefits.

               (a) Part 2.12(a) of the Company Disclosure Schedule includes a complete list of, and the Company has made available to Parent a copy of (or if there is no written document, a written summary of), all employee benefit plans, programs, policies, practices and other arrangements currently providing benefits to any current or former United States employee, officer or director of any of the Acquired Corporations organized in any United States jurisdiction or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any such Acquired Corporation or to which any such Acquired Corporation contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA, all employee pension benefit plans within the meaning of Section 3(2) of ERISA, and all other employee benefit, bonus, incentive, deferred compensation, stock purchase, stock option, severance, change of control and fringe benefit plans, programs or agreements.

               (b) Except as required under this Agreement or set forth in Part 2.12(b) of the Company Disclosure Schedule, since December 31, 2002, there has not been (i) any adoption or material amendment by any of the Acquired Corporations of any Plans (whether or not legally binding) or any employment agreement providing compensation or benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries or any beneficiary thereof, or entered into, maintained or contributed to, as the case may be, by any of the Acquired Corporations which would provide for a modification of benefits or consideration due thereunder which would exceed $1,000,000 in the aggregate under all Plans (excluding any employment agreements or amendments thereto listed in Part 2.12(b) of the Disclosure Schedule), or (ii) any adoption of, or amendment to, or change in employee participation or coverage under, any Plan which would, in either case, increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 2002. Except as expressly contemplated hereby, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any United States employee of the Acquired Corporations organized in any United States jurisdictions and all Plans permit assumption by Parent upon consummation of the Contemplated Transactions without the consent of any participant.

               (c) For purposes of this Agreement, the following definitions apply: "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) section 302 of ERISA, (iii) sections 412 and 4971 of the Code and (iv) corresponding or similar provisions of foreign laws or regulations; "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder; "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

               (d) With respect to each Plan, the Company has delivered to Parent a copy of: (i) each writing constituting a part of such Plan, including all plan documents, benefit schedules, trust agreements and insurance contracts and other funding vehicles; (ii) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; (iii) the current summary plan description and any material modifications thereto, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any.

               (e) Part 2.12(e) of the Company Disclosure Schedule identifies each Plan that is intended to be a "qualified plan" within the meaning of
Section 401(a) of the Code ("Qualified Plans"). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan that has not been revoked, and, to the knowledge of the Company, there are no existing circumstances nor any events that have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No Plan is intended to meet the requirements of Code Section 501(c)(9).

               (f) All contributions required to be made to any Plan by applicable Legal Requirements or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements contained in the Company SEC Reports to the extent required by US GAAP.

               (g) The Company has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Code and all Legal Requirements applicable to the Plans. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any Encumbrance on the assets of the Company under ERISA or the Code. No prohibited transaction has occurred with respect to any Plan which could result in material liability to the Company.

               (h) The Company does not now maintain, and has at no time maintained, (i) a Plan that is subject to Title IV or Section 302 of ERISA or
Section 412 or 4971 of the Code, (ii) a "multiemployer pension plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan") or (iii) a funded welfare benefit plan as defined in Section 419 of the Code.

               (i) All group health plans maintained by the Company or any ERISA Affiliate have been operated in material compliance with the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996, and any similar law.

               (j) (1) No reportable event within the meaning of Section 4043(c) of ERISA has occurred, and the consummation of the Contemplated Transactions will not result in the occurrence of any such reportable event, and (2) all liabilities in connection with the termination of any employee pension benefit plan that was sponsored, maintained or contributed to by any Acquired Corporation at any time within the past three years have been fully satisfied.

               (k) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of any Acquired Corporation following the Closing. Without limiting the generality of the foregoing, neither any Acquired Corporation nor any ERISA Affiliate of any Acquired Corporation has engaged in any transaction described in Section 4069 or Section 4204 of ERISA.

               (l) Part 2.12(l) of the Company Disclosure Schedule identifies any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code, Part 6 of Subtitle B of Title I of ERISA or other applicable Legal Requirement and at no expense to any Acquired Corporation.

               (m) Part 2.12(m) of the Company Disclosure Schedule identifies
(x) the employee benefit plans, programs, policies, practices and other arrangements currently providing benefits to any current or former employee, officer or director of any of the Acquired Corporations not organized in any United States jurisdiction, or beneficiary or dependent thereof, whether or not written, and whether covering one person or more than one person, sponsored or maintained by any such Acquired Corporation or to which any such Acquired Corporation contributes or is obligated to contribute (the "Non-US Plans"), other than those providing benefits mandated by Legal Requirements or customary in the ordinary course of business in the Relevant Jurisdiction (the "Other Non-US Plans") and (y) any agreements pursuant to which benefits are modified or triggered as a result of a change of control of the Company or any Acquired Corporation other than those providing benefits mandated by Legal Requirements. The Non-US Plans and the Other Non-US Plans (i) comply in all material respects with applicable Legal Requirements, (ii) are fully funded or reserved against in the Balance Sheet, in each case to the extent required under applicable Legal Requirements and US GAAP, and (iii) do not provide participants any equity interest or any Option in any Acquired Corporation other than the Company.

               (n) No labor organization or group of employees of the Acquired Corporations has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending, or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of the Acquired Corporations has complied with the Worker Adjustment and Retraining Notification Act.

               (o) There are no pending or, to the Company's knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted against the Plans, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of any Acquired Corporation to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Multiemployer Plan.

               (p) Part 2.12(p) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by any of the Acquired Corporations to any employee, director, consultant or independent contract, other than routine travel and expense advances made to employees in the ordinary course of business. The Acquired Corporations have not, since July 30, 2002, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company. Part 2.12(p) of the Company Disclosure
Schedule identifies any extension of credit maintained by the Acquired Corporations to which the second sentence of Section 13(k)(1) of the Exchange Act applies.

          2.13 Compliance with Legal Requirements; Governmental Authorizations. To the Company's knowledge, the Acquired Corporations are, and at all times have been, in material compliance with each Legal Requirement that is or was applicable to any of them or to the conduct or operation of their business or the ownership or use of any of their assets and no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (i) would be reasonably likely to constitute or result in a material violation by any of the Acquired Corporations of, or a substantial failure on the part of any of the Acquired Corporations to comply with, any Legal Requirement, or (ii) would be reasonably likely to give rise to any obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any portion of the cost of, any substantial remedial action of any nature. Since December 31, 2001, none of the Acquired Corporations has received, at any time, any written notice or, to the Company's knowledge, any other communication from any Governmental Body or any other Person asserting (x) any actual or alleged violation of, or failure to comply with, any material Legal Requirement, or (y) any actual or alleged obligation on the part of any of the Acquired Corporations to undertake, or to bear all or any material portion of the cost of, any substantial remedial action.

          2.14 Environmental Matters. Except as set forth on Part 2.14 to the Company Disclosure Schedule or identified in any report furnished under Section 2.14(g) hereunder:

               (a) Each Acquired Corporation is, and at all times has been, in material compliance with, and has not been and is not in material violation of or have any material liability under, any Environmental Law. No Acquired Corporation has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential material violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear material costs for any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had had an interest and for which any Acquired Corporation may be held responsible, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed of, recycled, or received.

               (b) There are no pending or, to the knowledge of the Company, threatened claims, Encumbrances, or other restrictions of any nature, resulting from any material Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had had an interest and for which any Acquired Corporation may be held responsible.

               (c) No Acquired Corporation has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any written or, to the Company's knowledge, other material citation, directive, inquiry, notice, order, summons, warning or other communication that relates to Hazardous Activities or Hazardous Materials, or any alleged, actual or potential material violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear material costs for any Environmental, Health and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation had an interest and for which any Acquired Corporation may be held responsible, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed of, recycled or received.

               (d) No Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, has any material Environmental, Health and Safety Liabilities with respect to the Facilities or, to the knowledge of the Company, with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Corporation (or any predecessor) has or had an interest, or at any property geologically or hydrologically adjoining the Facilities.

               (e) To the knowledge of the Company, there are no Hazardous Materials present on or in the Environment at the Facilities or, which originated at the Facility when any Acquired Corporation owned or operated such Facility but are now at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon in a condition, volume or concentration reasonably likely to result in a material Environmental Health and Safety Liability. No Acquired Corporation, any other Person for whose conduct they are or may be held responsible, or to the knowledge of the Company, any other Person, has permitted or conducted or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Corporation has or had an interest except for instances which would not be reasonably likely to result in a material Environmental Health and Safety Liability.

               (f) To the knowledge of the Company, there has been no release or, to the knowledge of the Company, threat of release, by any Person of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, used, manufactured, refined, transferred, disposed of, produced, imported, used or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Corporation has or had an interest, or to the knowledge of the Company, any geologically or hydrologically adjoining property, except for releases that are not reasonably likely to result in a material Environmental Health and Safety Liability.

               (g) The Company has delivered to Parent copies and results of any reports, studies, analyses, tests or monitoring possessed or initiated by any Acquired Corporation pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Corporation, or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

          2.15 Legal Proceedings.

               (a) Except as disclosed in the Filed Company SEC Reports, or as set forth in Part 2.15(a) of the Company Disclosure Schedule, there is no pending Legal Proceeding (i) that has been commenced by or against any of the Acquired Corporations or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of the Acquired Corporations, except for such Legal Proceedings as are normally incident to the business carried on by the Acquired Corporations and would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect on the Acquired Corporations, (ii) that would prevent or materially delay the consummation of the Contemplated Transactions, or (iii) against any director or officer of any of the Acquired Corporations pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Exchange Act.

               (b) Except as set forth in Part 2.15(c) of the Company Disclosure Schedule, to the knowledge of the Company, (i) no Legal Proceeding that if pending would be required to be disclosed under Section 2.15(a) has been threatened, and (ii) no event has occurred or circumstance exists that would reasonably be likely to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

               (c) No Acquired Corporation is subject to any outstanding order, writ, injunction or decree which has had or is likely to have a Material Adverse Effect on the Acquired Corporations or which would prevent or materially delay the consummation of the Contemplated Transactions.

          2.16 Absence of Certain Changes and Events. Except as set forth in
Part 2.16 of the Company Disclosure Schedule, from the date of the Balance Sheet (or since December 31, 2002, where indicated), (1) the Acquired Corporations have conducted their businesses only in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on the Acquired Corporations, and (2) no event has occurred or circumstance exists that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on the Acquired Corporations, or:

               (a) any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of any of the Acquired Corporations (whether or not covered by insurance) that has had or would reasonably be likely to have a Material Adverse Effect on the Acquired Corporations;

               (b) (i) any declaration, accrual, set aside or payment of any dividend or any other distribution in respect of any shares of capital stock of any Acquired Corporation other than dividends on the Series A Preferred and Series B Preferred and the Optional Make Whole Payment on the Series B Preferred as required by the Preferred Governing Documents, or (ii) any repurchase, redemption or other acquisition by any Acquired Corporation of any shares of capital stock or other securities;

               (c) any sale, issuance or grant, or authorization of the issuance of, (i) any capital stock or other security of any Acquired Corporation (except for Company Common Stock issued upon the valid exercise of outstanding Options, in satisfaction of the Optional Make Whole Payment on the Series B Preferred, in payment of dividends on the Series A Preferred or Series B Preferred, upon conversion of Series A Preferred or Series B Preferred, or pursuant to the 2000 Employee Stock Purchase Plan of the Company, as amended (the "ESPP")), (ii) any option, warrant or right to acquire any capital stock or any other security of any Acquired Corporation (except for Company Stock Options ) or (iii) any instrument convertible into or exchangeable for any capital stock or other security of any Acquired Corporation;

               (d) any amendment or waiver of any of the rights of any Acquired Corporation under, or acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any Contract evidencing any outstanding Company Stock Option, or (iii) any restricted stock purchase agreement;

               (e) any amendment to any Organizational Document of any of the Acquired Corporations, any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving any Acquired Corporation;

               (f) any creation of any Subsidiary of an Acquired Corporation or acquisition by any Acquired Corporation of any equity interest or other interest in any other Person;

               (g) since December 31, 2002, any capital expenditure by any Acquired Corporation which, when added to all other capital expenditures made on behalf of the Acquired Corporations since the date of the Balance Sheet (other than those permitted by Section 4.2(b)(vi) of this Agreement), exceeds $12,000,000 in the aggregate;

               (h) any waiver of any material right or remedy under, any Contract with any Material Customer or any New Material Customer;

               (i) any (i) acquisition, lease or license by any Acquired Corporation of any material right or other material asset from any other Person, (ii) sale or other disposal or lease or license by any Acquired Corporation of any material right or other material asset to any other Person, or (iii) waiver or relinquishment by any Acquired Corporation of any material claim, except for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

               (j) since December 31, 2002, except as disclosed in the Filed Company SEC Reports, any write-off, prior to the date of this Agreement, of any accounts receivable as uncollectible, or establishment of any extraordinary reserve with respect to any account receivable or other indebtedness of an Acquired Corporation;

               (k) any pledge of any assets of, or sufferance of any of the assets of, an Acquired Corporation to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with past practices;

               (l) any (i) loan by an Acquired Corporation to any Person other than another Acquired Corporation, or (ii) incurrence or guarantee by an Acquired Corporation of any indebtedness for borrowed money on behalf of any Person other than an Acquired Corporation;

               (m) since December 31, 2002, any (i) adoption, establishment, entry into or amendment by an Acquired Corporation of any Plan or (ii) payment of any bonus or any profit sharing or similar payment to, or material increase in the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of the directors or executive officers of the Company, or, other than in the ordinary course of business consistent with past practice, any other employees of any Acquired Corporation;

               (n) any material change of the methods of accounting or accounting policies of any Acquired Corporation;

               (o) any material Tax election by any Acquired Corporation;

               (p) any settlement of any material Legal Proceeding by any Acquired Corporation; or

               (q) any agreement or commitment to take any of the actions referred to in clauses (c) through (p) above.

          2.17 Contracts; No Defaults.

               (a) Part 2.17(a) of the Company Disclosure Schedule lists, and, except to the extent filed in full without redaction as an exhibit to a Filed Company SEC Report, the Company has made available (or, in the case of clause
(iv) below, delivered) to Parent copies of, each Acquired Corporation Contract (including any amendment to any of the foregoing):

                    (i) required to be filed pursuant to paragraphs (b)(9) or
(b)(10) of Item 601 of Regulation S-K of the SEC;

                    (ii) with any director or officer of the Company (other than any Plans applicable generally to employees, copies of which were made available to Parent, or Contracts executed pursuant to, and in accordance with, such Plans), or with any affiliate of the Company and required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC ;

                    (iii) evidencing, governing or relating to indebtedness incurred by any Acquired Corporation for borrowed money or any guarantee by any Acquired Corporation of indebtedness of any other Person;

                    (iv) any Contract with any Material Customer or any New Material Customer or with any other Person which constituted one of the top ten customers of the Acquired Corporations, measured by revenue, for the six months ended June 30, 2003;

                    (v) that in any material way purports to restrict the business activity of any Acquired Corporation or any of their affiliates or to limit the freedom of any Acquired Corporation or any of their affiliates to engage in any line of business or to compete with any Person or in any geographic area or to retain any Person (other than any such limit in the scope of any license granted to an Acquired Corporation for any Proprietary Asset or any non-compete, non-solicitation or similar restriction applicable to any director, officer or employee of an Acquired Corporation, in his or her individual capacity);

                    (vi) providing for indemnification of any officer, director, employee or agent (but, as to agents, excluding customary commercial indemnifications such as those contained in credit agreements with institutional lenders);

                    (vii) except for Contracts evidencing Company Options, (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any Acquired Corporation securities, or (C) providing any of the Acquired Corporations with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

                    (viii) any warranty of the type referred to in Section 2.18, except for Contracts substantially identical to the standard forms previously delivered by the Company to Parent or as set forth in a Contract referred to in clause (iv), above;

                    (ix) relating to any currency hedging;

                    (x) to which any Acquired Corporation and any Governmental Body is a party or constituting any subcontract or other Contract between any Acquired Corporation and any contractor or subcontractor to any Governmental Body and relating to a Contract between such contractor or subcontractor and such Governmental Body;

                    (xi) requiring that any of the Acquired Corporations give any notice or provide any information to any Person prior to considering or accepting any Acquisition Proposal or similar proposal, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction; or

                    (xii) contemplating or involving the payment or delivery of cash or other consideration to any supplier of materials or components used by any Acquired Corporation in the manufacturing process in an amount or having a value in excess of $1,000,000 during the twelve month periods prior to and following the date of this Agreement.

Each of the foregoing is a "Material Contract."

               (b) Each Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (c) Except as set forth in Part 2.17(c) of the Company Disclosure Schedule: (i) none of the Acquired Corporations has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be likely to have a Material Adverse Effect on the Acquired Corporations; and, to the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Material Contract, except for violations, breaches and defaults that have not had and would not reasonably be likely to have a Material Adverse Effect on the Acquired Corporations; (ii) to the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will or would reasonably be likely to, (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Material Contract, (D) give any Person the right to accelerate the maturity or performance of any Material Contract, or (E) give any Person the right to cancel, terminate or modify any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be likely to have a Material Adverse Effect on the Acquired Corporations; and (iii) none of the Acquired Corporations has received any written notice or, to the knowledge of the Company, other communication asserting any actual or alleged violation or breach of, or default under, any Material Contract, except in each such case for defaults, acceleration rights, termination rights and other rights that have not had and would not reasonably be likely to have a Material Adverse Effect on the Acquired Corporations.

          2.18 Sale of Products; Performance of Services. Except as set forth in Part 2.18 of the Company Disclosure Schedule, no customer or other Person has asserted or threatened to assert in writing, and/to the Company's knowledge, none of the Acquired Corporations have received any other communication or information asserting any claim against any of the Acquired Corporations (i) under or based upon any warranty provided by or on behalf of any of the Acquired Corporations, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset, manufactured, assembled, sold, repaired, or otherwise made available by any of the Acquired Corporations or any services performed by any of the Acquired Corporations, in any case that individually, or in the aggregate with claims relating to the same or similar products or services, (A) would reasonably be likely to result in liabilities to the Acquired Corporations of $500,000 or more or (B) reflect a significant and continuing defect in the Acquired Corporation's workmanship.

          2.19 Insurance. Part 2.19 of the Company Disclosure Schedule sets forth a list of each insurance policy maintained by the Acquired Corporations. All such policies are in full force and effect, all premiums due thereon have been paid, and the Acquired Corporations have complied with the provisions of such policies and, except as set forth in Part 2.19 of the Company Disclosure Schedule, will remain in full force and effect after consummation of the Contemplated Transactions. The Acquired Corporations have not been advised of any defense to coverage in connection with any claim to coverage asserted or noticed by the Acquired Corporations under or in connection with any of their extant insurance policies. The Acquired Corporations have not received any written notice from or on behalf of any insurance carrier issuing policies or binders relating to or covering any of the Acquired Corporations that there will be a cancellation or non-renewal of existing policies or binders, or that alteration of any equipment or any improvements to real estate occupied by or leased to or by the Acquired Corporations, purchase of additional equipment, or material modification of any of the methods of doing business, will be required.

          2.20 Labor Matters. Except as set forth on Part 2.20 of the Company Disclosure Schedule: (a) none of the Acquired Corporations is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; nor is any application for certification with respect to a union-organizing campaign outstanding; (b) to the knowledge of the Company, none of the Acquired Corporations is the subject of any Legal Proceeding asserting that any of the Acquired Corporations has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (c) there is no strike, work stoppage or other labor dispute involving any of the Acquired Corporations pending or, to the Company's knowledge, threatened; (d) to the knowledge of the Company, no complaint, charge or Legal Proceeding by or before any Governmental Body brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or threatened against any of the Acquired Corporations; (e) to the knowledge of the Company, no grievance is pending or threatened against any of the Acquired Corporations; and (f) none of the Acquired Corporations is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Body relating to employees or employment practices.

Except as set forth in Part 2.20 of the Company Disclosure Schedule, there are no grants or subsidies from any Governmental Body to any Acquired Corporation related to employment, employee training and/or employment practices that are subject to any repayment obligation on the part of any Acquired Corporation.

          2.21 Interests of Officers and Directors. Except as set forth in Part
2.21 of the Company Disclosure Schedule or disclosed in the Filed Company SEC Reports and other than the normal rights of a stockholder and rights under the Plans and the Company Stock Options, none of the officers or directors of any of the Acquired Corporations has any interest in any property, real or personal, tangible or intangible, used in the business of the Acquired Corporations or in any supplier, distributor or customer of the Acquired Corporations (but excluding ownership of publicly-traded securities), or any relationship, contract, agreement, arrangement or understanding with the Acquired Corporations that would be required to be disclosed in a Company SEC Report.

          2.22 Rights Plan; State Antitakeover Laws; DGCL. The Company has not entered into, and its Board of Directors has not adopted or authorized the adoption of, a stockholder rights plan or similar arrangement. Other than
Section 203 of the DGCL, no state takeover statute or similar statute or regulation of the State of Delaware (and, to the knowledge of the Company, of any other state or jurisdiction) applies or purports to apply to this Agreement or the Contemplated Transactions and no provision of the certificate of incorporation, bylaws or other Organizational Documents of the Company or any of its Subsidiaries or the terms of any plan or agreement of the Company would, directly or indirectly, restrict or impair the ability of Parent to vote, or otherwise to exercise the rights of a stockholder with respect to, securities of the Company and its Subsidiaries that may be acquired or controlled by Parent or permit any stockholder to acquire securities of the Company or of Parent or any of their respective Subsidiaries on a basis not available to Parent in the event that Parent were to acquire securities of the Company. Subject to Section 3.12 hereof, the Company has taken all appropriate actions (including approval by its Board of Directors of the execution and delivery of each Stockholder Agreement) so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply to Parent or Merger Sub with respect to or as a result of any of the Contemplated Transactions, including all transactions contemplated by each Stockholder Agreement.

          2.23 Certain Payments. Since December 31, 2000, none of the Company or any of its Subsidiaries, nor any director, officer, designated agent or employee of the Company or any of its Subsidiaries, or to the Company's knowledge, any other Person acting for or on behalf of the Company or any of its Subsidiaries, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its subsidiaries, in each case which is in violation of any Legal Requirement or order or decree of any Governmental Body or (b) established or maintained any fund or asset that is required by the Exchange Act to be recorded in the books and records of the Company which has not been so recorded.

          2.24 Opinion of Financial Advisor. The Company's Board of Directors has received the opinions of each of Credit Suisse First Boston LLC ("CSFB") and Sonenshine Pastor & Co. LLC ("Sonenshine"), each dated as of October 14, 2003, each to the effect that, as of the date of such opinion and based upon and subject to the matters stated in the opinion, the Share Exchange Ratio is fair from a financial point of view to the holders of Company Common Stock (other than, in the case of the opinion of CSFB, those certain private equity funds affiliated or associated with CSFB that own shares of Company Common Stock) and the Stockholders and their respective affiliates. Copies of such opinions and the respective engagement letters for CSFB and Sonenshine have been delivered to Parent.

          2.25 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of any Acquired Corporation. The Company has heretofore furnished to Parent a copy of all Acquired Corporation Contracts between the Company and each of CSFB and Sonenshine pursuant to which such firm would be entitled to any payment relating to the Contemplated Transactions.

          2.26 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (who constituted all of the directors then in office) (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and are fair to and in the best interests of the stockholders of the Company, and (b) resolved to recommend that the holders of shares of capital stock of the Company adopt this Agreement.

          2.27 F-4/Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Form F-4 Registration Statement will, at the time the Form F-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

     SECTION 3: Representations and Warranties of Parent and Merger Sub.

     Parent and Merger Sub represent and warrant to the Company as follows:

          3.1 Organization and Good Standing. Parent and each of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, with all requisite corporate power and authority to conduct their respective businesses as now being conducted, to own or use the respective properties and assets that they purport to own or use, and to perform all their respective obligations under Contracts to which Parent or any of its Subsidiaries is party or by which Parent or any of its Subsidiaries or any of their respective assets are bound. Parent and each of its Subsidiaries are duly qualified to do business as a foreign corporation and are in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by them or the nature of the activities conducted by them requires such qualifications, except where the failure to be so qualified would not be reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Parent.

          3.2 Authority; No Conflict.

               (a) Parent and Merger Sub each have all necessary corporate power and authority to execute and deliver this Agreement and the other agreements referred to in this Agreement, to perform their respective obligations hereunder and to consummate the Contemplated Transactions. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on its part and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions (other than, with respect to the Merger, the filing of a certificate of merger required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

               (b) Except as set forth in Part 3.2(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time or both): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Parent or any of its Subsidiaries, or (B) any resolution adopted by the Board of Directors or the shareholders of Parent or any of its Subsidiaries; or (ii) subject to compliance with the requirements specified in clauses (A) through (D) of Section 3.2(c), contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, injunction, writ or decree to which Parent or any of its Subsidiaries, or any of the assets owned or used by Parent or any of its Subsidiaries, may be subject, except, in the case of clause (ii), for any such conflicts or violations that would not be reasonably likely to prevent or delay consummation of the Merger in any material respect, or otherwise would not prevent Parent from performing any of its material obligations under this Agreement in any material respect.

               (c) The execution and delivery of this Agreement by Parent do not, and the performance of this Agreement and the consummation of the Contemplated Transactions by Parent will not, require any Consent of, or filing with or notification to, any Governmental Body, except (i) for (A) applicable requirements, if any, of the Securities Act, the Exchange Act, The New York Stock Exchange or the Toronto Stock Exchange, (B) the pre-merger notification requirements of the HSR Act, (C) filing of appropriate merger documents as required by the DGCL and (D) the non-United States competition, antitrust and investment laws set forth in Part 3.2(c) of the Parent Disclosure Schedule and
(ii) where failure to obtain such Consents, or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Parent from performing any of its material obligations under this Agreement in any material respect, and would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect on Parent.

          3.3 Capital Structure. The authorized capital stock of Parent consists of an unlimited number of Parent Subordinate Voting Shares, an unlimited number of Multiple Voting Shares and an unlimited number of Preference Shares, issuable in series. As of the date of this Agreement (except as otherwise noted), (i) 170,327,693 Parent Subordinate Voting Shares (plus any Parent Subordinate Voting Shares issued since October 10, 2003 pursuant to outstanding grants under Parent employee benefit plans ("Parent Plans")) and 39,065,950 Multiple Voting Shares are issued and outstanding, (ii) 23,420,224 Parent Subordinate Voting Shares are reserved for issuance pursuant to outstanding grants under Parent Plans (less any Parent Subordinate Voting Shares issued since October 10, 2003, pursuant to outstanding grants under the Parent Plans, and plus any grants made after September 29, 2003 under the Parent Plans), 13,309,349 Parent Subordinate Voting Shares are reserved for issuance upon exercise of authorized but unissued stock options under Parent Plans (less any grants made after September 29, 2003 under the Parent Plans), and 6,722,992 Parent Subordinate Voting Shares have been reserved for issuance upon conversion of Parent's outstanding Liquid Yield Option(TM) Notes(1) Due 2020 ("LYONs"), (iii) 39,065,950 Parent Subordinate Voting Shares are reserved for issuance upon conversion of outstanding Multiple Voting Shares and (iv) no Preference Shares are issued, reserved for issuance or outstanding. Except as set forth above, and except as contemplated by the parenthetical in clause
(ii), no shares of capital stock or other equity or voting securities of Parent are issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all Parent Subordinate Voting Shares which may be issued pursuant to the Parent Plans will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Other than the LYONs, there are not any bonds, debentures, notes or other indebtedness or securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Other than the Parent Subordinate Voting Shares issuable in connection with the Merger and the capital stock described in the second sentence of this Section 3.3, there are not any Options of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such Option. Except for repurchase obligations pursuant to the indenture governing the LYONs, there are no outstanding rights, commitments, agreements, arrangements or undertakings of any kind obligating Parent to repurchase, redeem or otherwise acquire or dispose of any shares of capital stock or other equity or voting securities of Parent or any securities of the type described in the two immediately preceding sentences. None of the outstanding equity securities of Parent was issued in violation of the Securities Act or any Legal Requirement.


--------
(1) (TM) Trademark of Merrill Lynch & Co., Inc.

          3.4 SEC Reports. Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2000. Part 3.4 of the Parent Disclosure Schedule lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction (other than redaction as to which confidential treatment has been requested or granted) on the SEC's web site through EDGAR two days prior to the date of this Agreement:
(i) Parent's Annual Reports on Form 20-F for each fiscal year of Parent beginning since December 31, 2000, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iii) its Current Reports on Form 6-K filed since the beginning of the first fiscal year referred to in clause (i) above, (iv) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to, or are available through EDGAR as contemplated by, this Section 3.4) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause
(i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii) and (iv) above, whether or not available through EDGAR, are, collectively, the "Parent SEC Reports"), and (v) all certifications and statements required by (x) the SEC's Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. ss.1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any report referred to in clause (i) or (ii) above (collectively, the "Certifications"), and (vi) all comment letters received by Parent from the Staff of the SEC since December 31, 2000 and all responses to such comment letters by or on behalf of Parent. The Parent SEC Reports (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC, or will not at the time they are filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications (other than those containing materiality qualifications) are each true and correct in all material respects and the Certificates containing materiality qualifications are each true and correct in all respects. No Subsidiary of Parent is or has been required to file any form, report, registration statement or other document with the SEC. The Parent and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are designed to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Parent's filings with the SEC and other public disclosure documents. Parent is in compliance with the applicable listing rules of The New York Stock Exchange and the Toronto Stock Exchange and has not since December 31, 2000 received any notice from The New York Stock Exchange or the Toronto Stock Exchange asserting any non-compliance with such rules. As used in this
Section 3.4, the term "file" has the meaning given to it in Section 2.4.

          3.5 Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Reports fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of Parent and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted Canadian accounting principles (and, in the case of the Parent's annual financial statements included in its Annual Reports on Form 20-F, with a reconciliation to US GAAP), subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes (that, if presented, would not differ materially from notes to the financial statements included in Parent's Annual Report on Form 20-F for the year ended December 31, 2002); the financial statements referred to in this Section 3.5 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Parent and its Subsidiaries are required by generally accepted Canadian accounting principles to be included in the consolidated financial statements of the Company. Parent has designed and is using a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the financial statements for external purposes in accordance with Canadian generally accepted accounting principles and the Exchange Act.

          3.6 Tax Matters. Neither Parent nor Merger Sub has taken any action, nor to Parent's or Merger Sub's knowledge is there any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

          3.7 No Undisclosed Liabilities. Except as disclosed in the Parent SEC Reports, at the date of this Agreement, Parent has no liabilities or obligations of any nature (whether absolute, accrued, contingent, choate or inchoate or otherwise) that would be required to be reflected in a balance sheet prepared in accordance with Canadian generally accepted accounting principles or disclosed in the notes thereto, except for liabilities or obligations adequately and fully reflected or reserved against in the balance sheet, or disclosed in the notes thereto, included in Parent's balance sheet dated June 30, 2003 as filed with Parent's Form 6-K filed with the SEC, liabilities incurred since June 30, 2003 in the ordinary course of business, and contingent or inchoate liabilities that would not reasonably be likely to have a Material Adverse Effect on Parent.

          3.8 Legal Proceedings. Except as disclosed in the Parent SEC Reports, at the date of this Agreement, there is no pending Legal Proceeding (a) that has been commenced by or against Parent or its Subsidiaries or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Parent or its Subsidiaries, except for such Legal Proceedings as are normally incident to the business carried on by Parent and its Subsidiaries and would not reasonably be likely to, individually or in the aggregate, result in a Material Adverse Effect on Parent, (b) that would prevent or materially delay the consummation of the Contemplated Transactions or (c) against any director or officer of Parent pursuant to Section 8A or 20(b) of the Securities Act or
Section 21(d) or 21C of the Exchange Act. Neither Parent nor any Subsidiary is subject to any outstanding order, writ, injunction or decree which has had or is reasonably likely to have a Material Adverse Effect on Parent or which would prevent or materially delay the consummation of the Contemplated Transactions.

          3.9 Absence of Certain Changes and Events. Except as disclosed in the Parent SEC Reports, from June 30, 2003 to the date of this Agreement, (a) Parent has conducted its business only in the ordinary course of business consistent with past practice and there has not been any Material Adverse Effect on Parent, and (b) no event has occurred or circumstance exists that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect on Parent.

          3.10 Brokers. No broker, finder, investment banker or other Person is entitled to any brokerage, finder's or other fee or commission in connection with the Merger and the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

          3.11 F-4/Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Form F-4 Registration Statement will, at the time the Form F-4 Registration Statement is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form F-4 Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder.

          3.12 Company Stock. Parent and Merger Sub are not, nor at any time during the last three years have either been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub owns (directly or indirectly, beneficially or of record), or is a party to, any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement and the Stockholder Agreements).

     SECTION 4: Certain Pre-Closing Covenants of the Company and Parent

          4.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), subject to applicable Antitrust Laws relating to the exchange of information, the Company shall, and shall cause the respective Representatives of the Acquired Corporations, to: (i) provide Parent and Parent's Representatives, through the Chief Executive Officer of the Company and his direct reports (the "Senior Operating Committee"), with reasonable access to the Acquired Corporations' Representatives and personnel, including the Company's officers responsible for the preparation of the financial statements, internal controls and disclosure controls and procedures of the Acquired Corporations, and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (ii) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, all as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of: (A) all material monthly or other periodic operating and financial reports prepared by the Company and its Subsidiaries for one or more members of the Senior Operating Committee in the ordinary course of business or for the Board of Directors of the Company or any committee thereof, including
(1) copies of the unaudited monthly consolidated balance sheets of the Company and its consolidated Subsidiaries and the related unaudited monthly consolidated statements of operations, statements of stockholders' equity and statements of cash flows and (2) copies of any strategic development plans, write-off reports (if any), hiring reports and capital expenditure reports prepared for the one or more members of the Senior Operating Committee; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any material notice or document sent by or on behalf of any of the Acquired Corporations to any party to any Material Contract or sent to any of the Acquired Corporations by any party to any Material Contract (other than any communication that relates solely to commercial transactions between the Company and the other party to any such Material Contract and that is of the type sent in the ordinary course of business and consistent with past practices); (D) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other Contemplated Transactions; and (E) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body. Without limiting the generality of the foregoing, during the period from the date of this Agreement through the Effective Time, Parent shall be permitted to perform environmental reviews (including subsurface testing) of the properties of the Acquired Corporations; provided, however, that Parent shall not conduct any subsurface testing unless (a) such testing is directly related to a finding of a "Recognized Environmental Condition" contained in any Phase I environmental site assessment conducted by Parent or delivered to Parent pursuant to Section 2.14(g) hereunder or the existence of an obvious environmental condition, (b) Parent promptly provides a copy of all data and reports obtained from such subsurface sampling to the Company and (c) Parent does not disclose or otherwise report the results of such sampling to any third party or Governmental Body (i) unless Parent concludes that such disclosure or report is required by Environmental Law and (ii) Parent first provides the Company with a reasonable opportunity to make such disclosure or report.

          4.2 Operation of the Business; Certain Notices; Tax Returns.

               (a) During the Pre-Closing Period, except as expressly provided or permitted herein, set forth in Part 4.2 of the Company Disclosure Schedule or as consented to in writing by Parent: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with past practices and (B) in compliance in all material respects with all applicable Legal Requirements and the requirements of all Material Contracts (which for purposes of this Section shall include any Acquired Corporation Contract that would be a Material Contract if existing on the date of this Agreement); (ii) the Company shall use all reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall use reasonable efforts to keep in full force all insurance policies referred to in Section 2.19; and (iv) the Company shall promptly notify Parent of (A) any written notice from any Person, or other communication or information of which the Company has knowledge, alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions, and (B) any Legal Proceeding commenced or threatened in writing against, relating to or involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Contemplated Transactions.

               (b) During the Pre-Closing Period, except as expressly provided or permitted herein (including in Section 5.4), as set forth in Part 4.2 of the Company Disclosure Schedule or as consented to in writing by Parent, the Company shall not (without the prior written consent of Parent, which Parent may withhold in its sole discretion), and shall not permit any of the other Acquired Corporations to:

                    (i) except for dividends paid or payable upon the Series A Preferred or Series B Preferred in accordance with the terms of the Preferred Governing Documents, declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or other equity or voting securities, split, combine or reclassify any of its capital stock, or other equity or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity or voting securities or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities of any Acquired Corporation or any options, warrants, calls or rights to acquire any such shares or other securities (including any Company Options or shares of restricted stock except pursuant to forfeiture conditions of such restricted stock), or take any action that would result in any amendment, modification or change of any term of any debt security of any Acquired Corporation;

                    (ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security, (B) any option, call, warrant or right to acquire any capital stock or other security, or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may (x) issue Company Common Stock (I) upon the valid exercise of Options outstanding as of the date of this Agreement, (II) pursuant to the ESPP and (III) upon conversion of or as a payment of dividends on the Series A Preferred or Series B Preferred, or in satisfaction of the Optional Make Whole Payment payable upon Series B Preferred in accordance with the Preferred Governing Documents, and (y) grant Options of the Company to employees hired after the date of this Agreement in amounts and upon terms consistent with past practices (except the vesting of any such options shall not accelerate upon the consummation of the Merger)) which grants shall not exceed options to purchase 20,000 shares of Company Common Stock to any one employee or options to purchase 40,000 shares of Company Common Stock in any 30-day period;

                    (iii) amend or waive any of its rights under, or take actions to accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

                    (iv) subject to applicable Legal Requirements, amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other

Organizational Documents, or effect or become a party to any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

                    (v) form any Subsidiary or acquire any equity interest or other interest in (including the purchase of all or a substantial portion of the assets of) any other Entity;

                    (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $3,000,000 in the aggregate per fiscal quarter);

                    (vii) other than in the ordinary course of business, enter into or become bound by any Material Contract, or amend or terminate, or waive or exercise any material right or remedy under, any Material Contract;

                    (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with past practices), or waive or relinquish any material right, other than in the ordinary course of business;

                    (ix) lend money to any Person, other than to an Acquired Corporation, or incur, repurchase, prepay or guarantee any indebtedness (except that the Company may make routine borrowings and repayments in the ordinary course of business and in accordance with past practices under its currently existing lines of credit and in connection therewith make loans to or guarantee the indebtedness of any Acquired Corporation) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of any Acquired Corporation;

                    (x) except as required by any applicable Legal Requirement, establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except that the Company may make routine, reasonable salary increases in connection with the Company's customary employee review process and may pay customary bonuses consistent with past practices payable in accordance with existing bonus plans referred to in Part 2.12(a) of the Company Disclosure Schedule or any employment agreement identified in the Company Disclosure Schedule);

                    (xi) hire any new employee at the level of director or above or with an annual base salary in excess of $150,000, promote any employee to the level of director or above except in order to fill a position vacated after the date of this Agreement, or engage any consultant or independent contractor for a period exceeding 30 days unless such engagement may be cancelled without penalty upon not more than 30 days' notice;

                    (xii) change any of its personnel policies in any material respect, or any of its methods of accounting or accounting policies in any respect except as may be required by US GAAP or any Legal Requirement;

                    (xiii) sell, license, mortgage or otherwise encumber or subject to any Encumbrance (other than pursuant to existing credit arrangements) or otherwise dispose of any of its material properties or assets other than in the ordinary course of business consistent with past practices;

                    (xiv) except as required by any applicable Legal Requirement, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to the employees of any Acquired Corporation, or take action to terminate the employment of any employee of any Acquired Corporation that has an employment, severance or similar agreement or arrangement with any Acquired Corporation providing for the payment of any severance in excess of amounts generally provided to employees of such Acquired Corporation in the applicable Relevant Jurisdiction;

                    (xv) make or change any material Tax election, change any material annual Tax accounting period, adopt or change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, consent to the extension or waiver of the limitations period applicable to any material Tax claim or assessment;

                    (xvi) except with respect the Legal Proceedings set forth on Part 4.2(b)(xvi) of the Company Disclosure Schedule, (x) pay, discharge, settle or satisfy any material claims (including claims of stockholders and any stockholder litigation relating to this Agreement, the Merger or any other Contemplated Transaction or otherwise), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the Balance Sheet (or the notes thereto) or incurred since the date of the Balance Sheet in the ordinary course of business, (y) waive, release, grant or transfer any right of material value other than in the ordinary course of business or (z) commence any Legal Proceeding other than any Legal Proceeding related to the enforcement of the Company's rights under this Agreement and the Contemplated Transaction;

                    (xvii) take any action or omit to take any action that would reasonably be likely to cause the representations or warranties set forth in Section 2 not to be true at the Closing, such that the condition set forth in Section 7.1 would not be satisfied at the Closing; or

                    (xviii) agree or commit to take any of the actions described in clauses (i) through (xviii) of this Section 4.2(b).

               (c) During the Pre-Closing Period, Parent shall not, and shall not permit any of its Subsidiaries to:

                    (i) take any actions that are likely to materially impair its ability to consummate the Merger hereby or materially delay the consummation thereof; or

                    (ii) publicly announce or state that Parent or its Subsidiaries will, or that Parent or its Subsidiaries has any plans or proposals to, (A) terminate any relationship with any customers of the Acquired Corporations, (B) terminate the employment of or lay off any employee or employees of the Acquired Corporations at any specific facility or (C) shut down or curtail operations at any specific facility of the Acquired Corporations, provided, however, that Parent shall not be prohibited from making statements that would otherwise be prohibited by the restrictions set forth above (x) to the extent that such statements are required to be made in order to comply with applicable Legal Requirements, (y) in connection with one-on-one interviews with employees as part of pre-closing integration activities so long as the Company shall have approved the general message to be delivered and approach of such interview (such approval not to be unreasonably withheld) and each such interview substantially conforms to the approved general message and approach therefor or (z) in connection with meetings with groups of employees as part of pre-closing integration activities so long as Parent has provided the Company with prior written notice of such meetings, the Company and Parent shall have jointly determined the general message and approach of such meetings (it being understood that the Company shall reasonably cooperate in the making of such determination) and representatives of the Company and Parent each shall have the right to attend and participate in such meeting; provided, further that notwithstanding the foregoing proviso, Parent may not use the exceptions set forth in clauses (y) and (z) above to make statements that would have the effect of materially frustrating the purpose of the restrictions otherwise contained in this Section 4.2(c)(ii) or that are made as part of a device or scheme to evade such restrictions. Nothing in this Section 4.2(c)(ii) shall restrict discussions among Parent personnel and members of management of Parent and/or members of management of the Acquired Corporations and those persons directly involved in planning and implementing integration activities.

               (d) During the Pre-Closing Period, each of the Company and Parent shall promptly notify the other in writing of: (i) the discovery by it of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by it in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by it in this Agreement if
(A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation by it; (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6, Section 7 or Section 8 impossible or unlikely or that has had or is reasonably likely to have a Material Adverse Effect on the Acquired Corporations or Parent (as the case may be); and (v) any written notice or other written communication from any party to a Material Contract or any Governmental Body alleging that the Consent of such Person is or may be required in connection with the Contemplated Transactions. No notification given to Parent pursuant to this Section 4.2(d) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of any party contained in this Agreement.

               (e) The Company agrees that all Tax Returns with respect to the Company and each other Acquired Corporation that are not required to be filed on or before the date hereof (i) will, to the extent required to be filed on or before the Closing Date, be filed when due in accordance with all applicable Legal Requirements, and (ii) as of the time of filing, will be true, complete and correct in all material respects. The Company and each other Acquired Corporation will pay all Taxes shown as due on such Tax Returns and all other Taxes which the Company or any other Acquired Corporation is required to pay on or before the Closing Date (other than Taxes it is contesting in good faith).

          4.3 No Solicitation.

               (a) The Company shall not directly or indirectly, and shall not authorize or permit any of the other Acquired Corporations or any Representative of any of the Acquired Corporations directly or indirectly to,
(i) solicit or initiate, or knowingly encourage, induce or facilitate, the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal,
(ii) furnish any information regarding any of the Acquired Corporations to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that could reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required Company Stockholder Vote, this Section 4.3(a) shall not prohibit the Company from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions or negotiations with, any Person in response to a Qualified Acquisition Proposal that the Board of Directors determines in good faith is reasonably likely to result in a Superior Proposal and which Qualified Acquisition Proposal is submitted to the Company by such Person (and not withdrawn) if (1) neither the Company nor any Representative of any of the Acquired Corporations shall have violated any of the restrictions set forth in this Section 4.3, (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such Person, the Company gives Parent written notice of the identity of such Person and of the Company's intention to furnish nonpublic information to, or enter into discussions or negotiations with, such Person, (4) the Company receives from such Person an executed confidentiality agreement containing (A) customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of the Company no less favorable to the Company than the provisions contained in that certain mutual nondisclosure agreement dated May 27, 2003 between the Company and Parent (the "Mutual Nondisclosure Agreement") and (B) "standstill" provisions that prohibit such Person from purchasing any Company securities or commencing any exchange or tender offer for Company securities other than pursuant to a definitive agreement with the Company for a negotiated transaction that constitutes a Superior Proposal that has been approved by the Board of Directors of the Company, and (5) concurrently with furnishing any such nonpublic information to such Person, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any Representative of any of the Acquired Corporations shall be deemed to constitute a breach of this
Section 4.3 by the Company.

               (b) The Company shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal or any request for nonpublic information) advise Parent orally and promptly thereafter in writing of any Acquisition Proposal or any request for nonpublic information relating to any of the Acquired Corporations (including the identity of the Person making or submitting such Acquisition Proposal or request, and the terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed on a current basis with respect to material developments relating to any such Acquisition Proposal or request and any material modification or proposed material modification thereto.

               (c) Upon the execution and delivery of this Agreement, the Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

               (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality or "standstill" agreement that prohibits any Person from purchasing any Company securities or commencing any exchange or tender offer for Company securities without the prior approval of the Board of Directors of the Company, to which any of the Acquired Corporations is a party, and will use its best efforts to enforce or cause to be enforced each such agreement. The Company also will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment with the Company or any other Acquired Corporation to return all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.

     SECTION 5: Additional Covenants of the Parties.

          5.1 Registration Statement; Proxy Statement.

               (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement and Parent shall prepare and cause to be filed with the SEC the Form F-4 Registration Statement in which the Proxy Statement will be included as a prospectus, with respect to the issuance of Parent Subordinate Voting Shares in connection with the Merger. Each of Parent and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with the preparation of the Form F-4 Registration Statement and the Proxy Statement. Each of Parent and the Company shall use all reasonable efforts to cause the Form F-4 Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, to have the Form F-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC, and to enable the Company to mail the Proxy Statement as promptly as practicable after the Form F-4 Registration Statement is declared effective under the Securities Act. Each of Parent and the Company shall also promptly file, use all reasonable efforts to cause to become effective as promptly as practicable and, if required, mail to its stockholders any amendment to the Form F-4 Registration Statement or the Proxy Statement that becomes necessary after the date the F-4 Registration Statement is declared effective.

               (b) If at any time prior to the Effective Time either party becomes aware of any event or circumstance which is required to be set forth in an amendment or supplement to the Form F-4 Registration Statement or the Proxy Statement, it shall promptly inform the other party.

               (c) Each of Parent and the Company will advise the other, promptly after it receives notice thereof, of the time when the Form F-4 Registration Statement has become effective or any supplement or amendment thereto has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Proxy Statement or Form F-4 Registration Statement or comments thereon or responses thereto and shall supply the other with copies of all correspondence between it or its Representatives, on the one hand, and the SEC, or its staff or any other governmental officials, on the other hand, with respect to the Form F-4 Registration Statement or the Proxy Statement. Each of the Company and Parent shall cooperate and provide the other with reasonable opportunity to review and comment on the Form F-4 Registration Statement and the Proxy Statement prior to filing such document with the SEC.

               (d) Prior to the Effective Time, Parent shall use reasonable efforts to qualify the Parent Subordinate Voting Shares under the securities or Blue Sky Laws of such jurisdictions as may be required; provided, however, that Parent shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction in which it is not now qualified or (ii) to file a general consent to service of process in any jurisdiction.

          5.2 Company Stockholders' Meeting.

               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of capital stock of the Company to vote on a proposal to adopt this Agreement (the "Company Stockholders' Meeting"). The Company Stockholders' Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the Form F-4 Registration Statement is declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders' Meeting are solicited in compliance with all applicable Legal Requirements.

               (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Board of Directors of the Company recommends that the Company's stockholders vote to adopt this Agreement at the Company Stockholders' Meeting

(the recommendation of the Company's Board of Directors that the Company's stockholders vote to adopt this Agreement being referred to as the "Company Board Recommendation"); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Board of Directors of the Company or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

               (c) Notwithstanding anything to the contrary contained in
Section 5.2(b), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if the Company's Board of Directors determines in good faith, after consultation with the Company's outside legal counsel, that the withdrawal or modification of the Company Board Recommendation is required in order for the Company's Board of Directors to comply with its fiduciary obligations to the Company's stockholders under applicable Legal Requirements.

          5.3 Regulatory Approvals; Consents.

               (a) Subject to Section 5.3(c) and (d), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, but subject to
Section 5.3(c) and (d), Parent and the Company (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions and to submit promptly any additional information requested in connection with such filings and notices, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. Each of the Company and Parent shall promptly deliver to the other a copy of each such filing made (other than as may be prohibited under applicable Antitrust Laws), each such notice given and each such Consent obtained during the Pre-Closing Period.

               (b) Without limiting the generality of Section 5.3(a), the Company and Parent shall, promptly after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign Antitrust Laws in connection with the Merger. The Company and Parent shall respond as promptly as practicable to any inquiries or requests received from any Governmental Body in connection with Antitrust Laws or related matters. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions, (2) keep the other party informed as to the status of any such Legal Proceeding or threat, and (3) promptly inform the other party of any material communication concerning Antitrust Laws to or from any Governmental Body regarding the Merger. Except as may be prohibited by any Governmental Body or by any Legal Requirement, the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Legal Proceeding under or relating to the HSR Act or any other Antitrust Law. Subject to the foregoing, Parent shall be principally responsible for and in control of the process of dealing with any Governmental Body concerning the effect of applicable Antitrust Laws on the Contemplated Transactions. In addition, except as may be prohibited by any Governmental Body or by any Legal Requirement, in connection with any Legal Proceeding under or relating to the HSR Act or any other foreign, federal or state Antitrust Law or fair trade law or any other similar Legal Proceeding, each of the Company and Parent will permit authorized Representatives of the other to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Body in connection with any such Legal Proceeding.

               (c) At the request of Parent and in connection with obtaining any Consent required of a Governmental Body, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to its or its Subsidiaries' ability to retain, any of the businesses, product lines or assets of the Company or any of its Subsidiaries, provided that any such action is conditional upon the consummation of the Merger.

               (d) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not have any obligation under this Agreement: (i) to dispose or transfer or cause any of its Subsidiaries to dispose of or transfer any assets (other than immaterial assets), or to commit to cause any of the Acquired Corporations to dispose of any assets (other than immaterial assets);
(ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available, to any Person, any technology, software or other Proprietary Asset (other than immaterial technology, software or other Proprietary Assets), or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any technology, software or other Proprietary Asset (other than immaterial technology, software or other Proprietary Assets); (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date) (other than immaterial assets or operations), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations (other than immaterial assets or operations); (v) to make or cause any of its Subsidiaries to make any commitment (to any Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations, or
(vi) to contest any Legal Proceeding brought by a Governmental Body that challenges the Merger under applicable Antitrust Laws (for purposes hereof any request for additional documentation shall not be deemed a Legal Proceeding).

               (e) The Company shall use all reasonable efforts to obtain the consents and waivers required to satisfy Parent's and Merger Sub's condition to Closing set forth in Section 7.3.

          5.4 Stock Options and Preferred Stock.

               (a) Subject to Section 5.4(b), at the Effective Time, all rights with respect to Company Common Stock under each Option of the Company then outstanding shall be converted into and become rights with respect to Parent Subordinate Voting Shares, and Parent shall assume each such Option of the Company in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the terms of the stock option agreement by which it is evidenced or the warrant agreement under which it was issued, as applicable. From and after the Effective Time:
(i) each Option of the Company assumed by Parent may be exercised solely for Parent Subordinate Voting Shares; (ii) the number of Parent Subordinate Voting Shares subject to each Option of the Company that represents the right to acquire one share of Company Common Stock shall be equal to the Share Exchange Ratio of a Parent Subordinate Voting Share and the exercise price under each such Option of the Company shall remain the same; (iii) the number of Parent Subordinate Voting Shares subject to each Option of the Company that represents the right to acquire more than one share of Company Common Stock shall be equal to the number of shares of Company Common Stock subject to such Option of the Company immediately prior to the Effective Time multiplied by the Share Exchange Ratio, rounding up or down to the nearest whole share, and the per share exercise price under each such Option of the Company shall be adjusted by dividing the per share exercise price under such Option of the Company by the Share Exchange Ratio and rounding down or up to the nearest cent; and (iv) any restriction on the exercise of any such Option of the Company shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Option of the Company remaining in effect after the Effective Time shall otherwise remain unchanged; provided, however, that each Option of the Company assumed by Parent in accordance with this Section 5.4(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Parent shall file with the SEC, no later than five business days after the date on which the Merger becomes effective, a registration statement on Form S-8 relating to the Parent Subordinate Voting Shares issuable with respect to the Company Stock Options and a registration statement on Form F-3 relating to the resale of the Parent Subordinate Voting Shares issuable with respect to warrants assumed by Parent in accordance with this Section 5.4(a) and shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Company Stock Options or warrants remain outstanding. In addition, Parent shall take all corporate action necessary to file all documents required to be filed to cause the Parent Subordinate Voting Shares issuable with respect to the Options of the Company assumed by Parent in accordance with this Section 5.4(a) to be listed on The New York Stock Exchange and the Toronto Stock Exchange on or before the Effective Time, subject to notice of issuance.

               (b) Notwithstanding anything to the contrary contained in this
Section 5.4, in lieu of assuming outstanding Options of the Company in accordance with Section 5.4(a), Parent may, at its election or shall, if required by the terms of any Option of the Company (including the warrants issued on March 14, 2002 and the warrants issued on July 3, 2003), cause such outstanding Options of the Company to be replaced by issuing replacement instruments of Parent as nearly equivalent as practicable in substitution therefor.

               (c) Within ten days after the Effective Time, Parent shall deliver to each holder of an Option of the Company an appropriate notice setting forth such holder's rights pursuant to the Option of the Company, as provided in this Section 5.4.

               (d) Prior to the Effective Time, the Company and Parent shall take all action that may be necessary (under the Plans pursuant to which Options of the Company are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Options of the Company have no rights with respect thereto other than those specifically provided in this Section 5.4.

               (e) As of the Effective Time, the ESPP shall be terminated. The rights of participants in the ESPP with respect to any offering period then underway under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under such Plan. Prior to the Effective Time, the Company shall take all actions (including, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 5.4(e).

               (f) If any shares of Company Common Stock outstanding immediately prior to the Effective Time are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company or under which the Company has any rights, then the Parent Subordinate Voting Shares issued in exchange for such shares of Company Common Stock will also be and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing Parent Subordinate Voting Shares may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

               (g) Prior to and at the Effective Time, the Company shall take all actions (which shall be in compliance with all applicable Legal Requirements) as may be necessary under the Company's (i) Second Restated Certificate of Incorporation, (ii) Certificate of Designations of 5.25% Series A Convertible Preferred Stock and (iii) Certificate of Designations of 4.5% Series B Convertible Preferred Stock, and/or any other applicable governing documents or resolutions (collectively, the "Preferred Governing Documents"), including the giving of notices as specified therein, such that at the Effective Time, each outstanding share of Series A Preferred and Series B Preferred shall, subject to Section 1.5 and Section 1.8, without any action on the part of the holder thereof, be canceled and cease to be outstanding, and the rights of the holders thereof as stockholders of the Company shall cease (except for the right to receive the applicable cash consideration or, if a valid Stock Election was made with respect thereto, the applicable number of Parent Subordinate Voting Shares and any cash consideration payable in respect of the Optional Make Whole Payment, if any). If, after the Effective Time, a valid certificate previously representing any shares of Series A Preferred or Series B Preferred (other than Dissenting Shares) is presented to the Surviving Corporation or Parent, such certificate shall be canceled and exchanged for cash or, if a valid Stock Election was made with respect thereto, for Parent Subordinate Voting Shares and any cash consideration payable in respect of the Optional Make Whole Payment, if any, in accordance with the terms hereof.

          5.5 Employee Benefits. Parent agrees that all employees of the Acquired Corporations who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time ("Continuing Employees") shall be eligible to continue to participate in the Surviving Corporation's health, vacation and other non-equity based employee benefit plans; provided, however, that (a) nothing in this Section 5.5 or elsewhere in this Agreement shall limit the right of Parent or the Surviving Corporation to amend or terminate any such health, vacation or other employee benefit plans at any time, and (b) if Parent or the Surviving Corporation terminates any such health, vacation or other employee benefit plan, then, subject to any necessary transition period, the Continuing Employees shall be eligible to participate in Parent's health, vacation and other non-equity based employee benefit plans (or those of a Subsidiary of Parent), to substantially the same extent as employees of Parent (or a Subsidiary, if applicable) in similar positions and at similar grade levels. For all purposes under the employee benefit plans of the Parent or any Subsidiary (other than such plans providing for retiree medical benefits) providing benefits to any Continuing Employee after the Closing (the "New Plans"), each Continuing Employee shall be credited with his or her periods of service with the Company before the Closing for purposes of participation, vesting and benefits levels where length of service is relevant to benefit levels, but not for benefit accrual under any defined benefit plan or any accrual that would result in any duplication of benefits. In addition, and without limiting the generality of the preceding sentence: (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plans replaces coverage under a comparable Plan (such Plans, collectively, the "Old Plans") and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, the Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan that did not apply to the Old Plan to be waived for such Continuing Employee and his or her covered dependents and shall cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents under any Old Plan to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents as though such amounts had been paid in accordance with such New Plan. Notwithstanding the foregoing, for purposes of any New Plan which provides a type of coverage not afforded to Continuing Employees under any of the Old Plans, or any Plan of Parent or a Subsidiary of Parent which provides either post-retirement or supplemental retirement benefits, the Continuing Employees shall not be eligible to participate, or shall participate at Parent's sole discretion with no credit for his or her periods of service with the Company prior to Closing. Nothing in this Section 5.5 or elsewhere in this Agreement shall be construed to create a right in any employee to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent and, subject to any other binding agreement between an employee and Parent, the Surviving Corporation or any other Subsidiary of Parent, the employment of each Continuing Employee shall be "at will" employment.

          5.6 Indemnification of Officers and Directors.

               (a) From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its subsidiaries (the "Covered Parties"), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys' fees and disbursements (collectively, "Costs"), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Covered Party is or was an officer or director of the Company or any of its subsidiaries (including the taking of any action or the failure to take any action as a director or officer of any Acquired Corporation in connection with the Contemplated Transactions), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the DGCL for officers and directors of Delaware corporations. Each Covered Party will be entitled, subject to applicable Legal Requirements, to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation within ten business days of receipt by Parent or the Surviving Corporation from the Covered Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

               (b) The certificate of incorporation and by-laws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and by-laws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its subsidiaries than are presently set forth in the certificate of incorporation and by-laws of the Company.

               (c) Subject to the next sentence, the Surviving Corporation shall maintain, and Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the Effective Time (such 200%, the "Maximum Premium"). If the Company's existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors' and officers' liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous to the Covered Parties than the Company's existing directors' and officers' liability insurance.

               (d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Party, on or prior to the sixth anniversary of the Effective Time, the provisions of Section 5.6(a) shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

               (e) In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 5.6.

          5.7 Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions. Without limiting the generality of the foregoing, neither Parent nor the Company shall, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other Contemplated Transactions unless (a) the other shall have approved such disclosure or (b) such party shall have determined in good faith that such disclosure is required by applicable Legal Requirements. Notwithstanding the foregoing, each party to the transaction (and each employee or other Representative of each such party) may disclose to any and all persons, without limitations of any kind, the tax treatment and tax structure of the Merger and the other Contemplated Transactions and all materials of any kind (including opinions or other tax analyses) that are provided to the party relating to such tax treatment and tax structure; provided, however, that the foregoing permission to disclose the tax treatment and tax structure does not permit the disclosure of any information that is not relevant to understanding the tax treatment or tax structure of the Merger and the other Contemplated Transactions; provided, further, however, that the tax treatment and tax structure shall be kept confidential to the extent necessary to comply with federal or state securities laws. In addition, no party is subject to any restriction concerning its consulting with its tax advisers regarding the tax treatment or tax structure of the Merger or the other Contemplated Transactions at any time.

          5.8 Resignation of Officers and Directors. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing (to be effective as of the Effective Time) the resignation of each officer and director of each of the Acquired Corporations whose resignation shall have been requested by Parent not less than 10 business days before the Closing Date.

          5.9 Section 16b-3. Parent, Merger Sub, and the Company shall take all such steps as may be required and within its control to cause the Contemplated Transactions and any other dispositions of equity securities of the Company (including derivative securities) in connection therewith by each individual who is a director or officer of the Company hereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

          5.10 Affiliate Agreements. The Company shall use all reasonable efforts to cause each Person who is or becomes (or may be deemed to be) an "affiliate" (as that term is used in Rule 145 under the Securities Act) of the Company to execute and deliver to Parent, prior to the Closing Date, an Affiliate Agreement in the form of Exhibit D (each, an Affiliate Agreement").

          5.11 Listing. Parent shall use all reasonable efforts to cause the Parent Subordinate Voting Shares to be issued in connection with the Merger pursuant to this Agreement to be approved for listing (subject to notice of issuance) on The New York Stock Exchange and the Toronto Stock Exchange.

          5.12 Officers' Tax Certificates.

               (a) At or prior to the filing of the Form F-4 Registration Statement, Parent, Merger Sub and the Company shall execute and deliver to Kaye Scholer LLP, counsel to Parent, and to Hale and Dorr LLP, counsel to the Company, tax representation letters that are customary for transactions of this type and are in form and substance satisfactory to such counsel. Parent, Merger Sub and the Company shall execute and deliver to Kaye Scholer LLP and to Hale and Dorr LLP tax representation letters substantially identical to the tax representation letters delivered pursuant to the immediately preceding sentence dated as of the Closing Date, and modified to reflect changes in Legal Requirements, if any, and such other matters as Kaye Scholer LLP and Hale and Dorr LLP may reasonably request. Following delivery of the tax representation letters contemplated pursuant to the first sentence of this Section 5.12(a), each of Parent and the Company shall use its reasonable efforts to cause Kaye Scholer LLP to deliver to Parent, and Hale and Dorr LLP to deliver to the Company, a tax opinion with respect to matters as are appropriate for description, and inclusion as exhibits, in the Form F-4 Registration Statement and the Proxy Statement, such opinions to be substantially similar in substance. In rendering such opinions, each of such counsel shall be entitled to rely on the tax representation letters referred to in this Section 5.12(a).

               (b) None of Parent, Merger Sub or the Company will take any action that would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code, or fail to take any action the omission of which would reasonably by expected to cause the Merger to fail to so qualify.

               (c) At or prior to the Closing, the Company shall deliver to Parent certificates, either (i) duly completed and executed pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations, certifying that each stockholder of the Company who owned more than 5% of its outstanding stock is not a "foreign person" within the meaning of Section 1445 of the Code, or (ii) duly completed and executed pursuant to Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations, issued by the Company certifying that the shares of the Company are not United States real property interests.

     SECTION 6: Conditions Precedent to Obligations of Each Party.

     The obligation of each party to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          6.1 Effectiveness of Form F-4 Registration Statement. The Form F-4 Registration Statement shall have been declared effective by the SEC in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Form F-4 Registration Statement shall have been issued by the SEC, and no proceeding for that purpose shall have been initiated or threatened by the SEC.

          6.2 Listing. The Parent Subordinate Voting Shares to be issued in connection with the Merger pursuant to this Agreement shall have been approved for listing


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

(subject to official notice of issuance) on The New York Stock Exchange and the Toronto Stock Exchange.

          6.3 Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          6.4 HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          6.5 No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Governmental Body of a Relevant Jurisdiction and shall remain in effect, and there shall not be any Legal Requirement of a Relevant Jurisdiction enacted, adopted or deemed applicable to the Merger that makes consummation of the Merger illegal or otherwise prohibits consummation of the Merger.

          6.6 Foreign Antitrust Laws. The waiting period applicable to the consummation of the Merger under any applicable Antitrust Law of a Relevant Jurisdiction shall have expired or been terminated; and any Consent required under any applicable Antitrust Law of a Relevant Jurisdiction shall have been obtained.

     SECTION 7: Conditions Precedent to Obligations of Parent and Merger Sub.

     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing of each of the following conditions:

          7.1 Accuracy of Representations. The representations and warranties of the Company set forth in this Agreement shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (a) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (b) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Acquired Corporations) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement, and
(z) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on the Acquired Corporations), it being understood that, in each case, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded.

          7.2 Capitalization. The representations and warranties of the Company set forth in Section 2.3 of this Agreement shall be accurate in all material respects as of the date of this Agreement and the Company shall have complied in all material respects with its covenants in clauses (i), (ii) and (iii) of Section 4.2(b).

          7.3 Relevant Jurisdictions. The representations and warranties of the Company set forth in this Agreement, as they relate to the business or operations of the Acquired Corporations in Spain, the United States, or any state, province or other political subdivision of such jurisdictions, shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (without regard to any materiality or Material Adverse Effect qualifications contained therein), except where the failure so to be accurate, individually or in the aggregate, has not and is not reasonably likely to result in a material adverse effect on the ability of the Acquired Corporations to conduct their business in Spain, the United State, or any state, province or other political subdivision of such jurisdictions.

          7.4 Customer Notices. Senior Management shall not have received any written notice, or have knowledge of any other communication, from authorized Representatives of one or more customers from which it can reasonably be concluded that it is reasonably likely that (a) the consolidated net sales of the Company in fiscal year 2004 will be less than 90% of the consolidated net sales included in the Projections or (b) the Direct Profit Margin Dollars for fiscal year 2004 will be less than 90% of the Direct Profit Margin Dollars reflected in the Projections; provided, however, that any loss of net sales or Direct Profit Margin Dollars from any customer of the Acquired Corporations resulting directly from Parent's breach of Section 4.2(c)(ii) shall be subtracted from the net sales or Direct Profit Margin Dollars, as the case may be, reflected in the Projections for the purposes of the calculations required in this Section 7.4.

          7.5 No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Acquired Corporations that remains in effect as of the Closing and no event shall have occurred or circumstance shall exist as of the Closing that, in combination with any other events or circumstances as of the Closing is reasonably likely to have a Material Adverse Effect on the Acquired Corporations.

          7.6 Performance of Covenants. Each of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

          7.7 Consents. Except as set forth in Part 7.7 of the Company Disclosure Schedule, all Required Consents shall have been obtained, made or given and shall be in full force and effect.

          7.8 Agreements and Documents. There shall have been delivered to Parent and effective as of the Closing, a certificate, executed on behalf of the Company by an executive officer of the Company, confirming that the conditions set forth in Sections 7.1, 7.2, 7.3, 7.4, 7.6 and 7.7 have been duly satisfied.

          7.9 No Litigation. There shall not be any pending Legal Proceeding instituted by a Governmental Body in a Relevant Jurisdiction, or any Legal Proceeding threatened by a Governmental Body of a Relevant Jurisdiction: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger and seeking to obtain from Parent or any of its Subsidiaries any damages that, if adversely determined, would reasonably be likely to be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation or its Subsidiaries; (d) which would materially and adversely affect the right of the Surviving Corporation to own the assets or operate the business of the Acquired Corporations; (e) seeking to compel Parent or the Company or any Subsidiary of Parent or the Company to dispose of or hold separate any material assets, as a result of the Merger or any of the other Contemplated Transactions; or (f) which, if adversely determined, would reasonably be likely to have a Material Adverse Effect on the Acquired Corporations or Parent.

          7.10 Tax Opinion. Parent and Merger Sub shall have received an opinion of Kaye Scholer LLP, in form and substance reasonably satisfactory to Parent and Merger Sub, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; provided that if Kaye Scholer LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Hale and Dorr LLP renders such opinion (it being agreed that Parent, Merger Sub and the Company shall each provide reasonable cooperation, including making customary representations for a transaction of this type, to Hale and Dorr LLP to enable them to render such opinion). In rendering such opinion, Kaye Scholer LLP (or Hale and Dorr LLP, if applicable) shall receive and may rely upon representations contained in certificates of the Company, Parent and Merger Sub.

     SECTION 8: Conditions Precedent to Obligation of the Company.

     The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          8.1 Accuracy of Representations. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct
(i) as of the date of this Agreement (except in the case of this clause (i), (a) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date and (b) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Parent) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date,
(y) for changes contemplated by this Agreement and (z) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and is not reasonably likely to have, a Material Adverse Effect on Parent).

          8.2 Performance of Covenants. Each of the covenants and obligations that Parent or Merger Sub is required to comply with or to perform at or prior to the Closing shall have been complied with or performed in all material respects.

          8.3 Documents. A certificate executed on behalf of Parent by an executive officer of Parent, confirming that the conditions set forth in Sections 8.1 and 8.2 shall have been duly satisfied, shall have been delivered to the Company.

          8.4 Tax Opinion. The Company shall have received an opinion of Hale and Dorr LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for United States federal income tax purposes, the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code; provided that if Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Kaye Scholer LLP renders such opinion (it being agreed that Parent , Merger Sub and the Company shall each provide reasonable cooperation, including making customary representations for a transaction of this type, to Kaye Scholer LLP to enable them to render such opinion). In rendering such opinion, Hale and Dorr LLP (or Kaye Scholer, LLP, if applicable) shall receive and may rely upon representations contained in certificates of the Company, Parent and Merger Sub.

          8.5 No Litigation. There shall not be any pending Legal Proceeding instituted by a Governmental Body in a Relevant Jurisdiction, or any Legal Proceeding threatened by a Governmental Body of a Relevant Jurisdiction, seeking a remedy against any officers or directors of an Acquired Corporation:
(a) in connection with a Legal Proceeding challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions or (b) otherwise relating to the Merger or the other Contemplated Transactions.

     SECTION 9: Termination.

          9.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company's stockholders):

               (a) by mutual written consent of Parent and the Company;

               (b) by either Parent or the Company by notice to the other if the Merger shall not have been consummated by May 31, 2004 (unless the failure to consummate the Merger results from a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

               (c) by either Parent or the Company by notice to the other if a court of competent jurisdiction or other Governmental Body of a Relevant Jurisdiction shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

               (d) by either Parent or the Company by notice to the other if
(i) the Company Stockholders' Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company's stockholders shall have voted on a proposal to adopt this Agreement, and (ii) this Agreement shall not have been adopted at such meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(d) if the failure to obtain such stockholder approval results from a failure on the part of such party to perform any material obligation required to be performed by such party at or prior to the Effective Time;

               (e) by Parent by notice to the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

               (f) by the Company by notice to Parent if (i) the Company has complied with Section 4.3 in all material respects; (ii) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a written agreement for a transaction that constitutes a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice; and (iii) Parent does not make, within 72 hours after receiving the Company's written notice of its intention to enter into a binding agreement for a Superior Proposal, an offer from Parent that the Board of Directors of the Company, in its good faith judgment, after consultation with its financial and legal advisors, determines is at least as favorable to the stockholders of the Company as the Superior Proposal, provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) unless the Company shall have made the payment required to be made to Parent pursuant to Section 9.3(c);

               (g) by Parent by notice to the Company (i) if (A) any of the Company's representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 7.1 would not be satisfied and (B) such inaccuracy is not capable of being cured, or (ii) any of the Company's covenants contained in this Agreement shall have been breached, such that the condition set forth in Section 7.6 is not capable of being satisfied; or

               (h) by the Company by notice to Parent (i) if (A) any of Parent's representations and warranties shall have been inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in Section 8.1 would not be satisfied and (B) such inaccuracy is not capable of being cured, or (ii) if any of Parent's covenants contained in this Agreement shall have been breached such that the condition set forth in Section 8.2 is not capable of being satisfied.

          9.2 Effect of Termination.

               (a) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that (i) this Section 9.2, Section 9.3 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect and (ii) the termination of this Agreement shall not relieve any party from any liability for the making of any representation or warranty by a party that such party knew or would have known, with the exercise of reasonable diligence under the circumstances, was materially inaccurate as of the date of this Agreement or any willful breach of any covenant or other provision contained in this Agreement.

               (b) The Company shall not adopt or permit to remain in effect any stockholder rights plan, "poison pill" or other arrangement that would permit other stockholders to acquire any securities of the Company if Parent or Merger Sub acquires Company Common Stock pursuant to the Stockholder Agreements, or, following the exercise of the Stockholder Options, in any manner, or that is designed to make any such acquisition by Parent or Merger Sub less advantageous, or otherwise take any action that would cause the representation and warranty in Section 2.22 to be inaccurate as of any date; provided that Parent and Merger Sub have not materially breached this Agreement or the Stockholder Agreements. If Parent or Merger Sub acquires Company Common Stock pursuant to an exercise of the Stockholder Options, (i) Parent shall not, and shall not permit any of its Subsidiaries to, commence any tender offer or exchange offer for Company Common Stock or, during the time when any Superior Proposal has been made, publicly announced and is not withdrawn, acquire any additional capital stock of the Company without the prior written approval of the Board of Directors of the Company and (ii) Parent shall not, and shall not permit any of its Subsidiaries to, exercise and each hereby irrevocably waives to the fullest extent permissible, any appraisal rights to which any of them may be entitled with respect to the consummation of any Superior Proposal approved by the Board of Directors of the Company. The agreements in this
Section 9.2(b) shall survive until six months after termination of this Agreement.

          9.3 Expenses; Termination Fees.

               (a) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that:

                    (i) Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountant's fees, incurred in connection with (A) the filing, printing and mailing of the Form F-4 Registration Statement and the Proxy Statement and any amendments or supplements thereto and
(B) the filing by the parties hereto of the premerger notification and report forms relating to the Merger under the HSR Act and the filing of any notice or other document under any applicable foreign Antitrust Law; and

                    (ii) if this Agreement is terminated by Parent or the Company pursuant to Section 9.1(b) or Section 9.1(d) and, at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made (which shall not have been withdrawn prior to termination of this Agreement by the Company or Parent), then (without limiting any obligation of the Company to pay any fee payable pursuant to
Section 9.3(c)) the Company shall make a nonrefundable cash payment to Parent, at the time specified in Section 9.3(c), in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees, filing fees and printing and mailing expenses) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and each Stockholder Agreement and otherwise in connection with the Contemplated Transactions or its consideration of the Contemplated Transactions; provided that the aggregate amount of such fees and expenses shall not exceed $2,000,000 and such amounts shall be credited against any fees payable to Parent pursuant to Sections 9.3(b) and 9.3(c).

               (b) If (i) a Material Adverse Effect occurs in relation to the Acquired Corporations, (ii) such Material Adverse Effect is not cured and (iii) this Agreement is subsequently terminated pursuant to Section 9.1(b) and, at the date of termination, such Material Adverse Effect has not been cured, then the Company shall make a nonrefundable cash payment to Parent, within two business days after such termination, in an amount equal to the aggregate amount of all fees and expenses (including all attorneys' fees, accountants' fees, financial advisory fees, filing fees and printing and mailing expenses) that have been paid or that may become payable by or on behalf of Parent in connection with the preparation and negotiation of this Agreement and each Stockholder Agreement and otherwise in connection with the Contemplated Transactions or its consideration of the Contemplated Transactions that were incurred during that period commencing on the date of the occurrence of the Material Adverse Effect and ending on the date of termination of this Agreement; provided that the aggregate amount of such fees and expenses shall not exceed $2,000,000 and such amounts shall be credited against any fees payable to Parent pursuant to Sections 9.3(a)(ii) and 9.3(c).

               (c) If:  (i)

                             (x) this Agreement is terminated by Parent or the
                        Company pursuant to Section 9.1(d) or by the Company pursuant to Section 9.1(b), or

                             (y) this Agreement is terminated by Parent
                        pursuant to Section 9.1(b), unless

                                  (A) the Merger has not been consummated due
                             to the failure of either party to obtain a Required Consent or Governmental Authorization, and

                                  (B) the Company has offered to extend the
                             termination date set forth in Section 9.1 (b) and Parent has declined to extend such termination date, and,

                                  in the case of either clause (x) or (y) above,

                                  (1) at or prior to the time of the
                             termination of this Agreement an Acquisition
                             Proposal shall have been publicly disclosed, announced, commenced, submitted or made (which shall not have been withdrawn prior to such termination) and

                                  (2) within one year after the termination of
                             this Agreement an Acquisition Proposal is consummated or the Company shall have entered into an agreement relating to the consummation of an Acquisition Proposal and that Acquisition Proposal or a different Acquisition Proposal is consummated within two years after the termination of this Agreement,

                        or

                             (ii) this Agreement is terminated by Parent
                        pursuant to Section 9.1(e) or by the Company pursuant to Section 9.1(f);

then, in the case of either clause (i) or (ii) above, the Company shall pay to Parent, in cash at the time specified in the next sentence (against which any amounts payable pursuant to Section 9.3(a) and 9.3(b) shall be credited), a nonrefundable fee in the amount equal to $10,000,000. In the case of termination of this Agreement by the Company pursuant to Section 9.1(f), the fee referred to in the preceding sentence shall be paid by the Company prior to the time of, and as a condition to the effectiveness of, such termination; in the case of termination of this Agreement by Parent pursuant to Section 9.1(e), the fee referred to in the preceding sentence shall be paid by the Company within two business days after such termination; and in the case of a termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(d) as described in clause (i) of the first sentence of this Section 9.3(c), the fee referred to in the preceding sentence shall be paid by the Company upon consummation of the Acquisition Proposal.

               (d) If the Company fails to pay when due any amount payable under this Section 9.3, then, in addition to any such amounts, (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.3, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to 1% over the "prime rate" (as announced by Bank of America, N.A.) in effect on the date such overdue amount was originally required to be paid.

     SECTION 10: Miscellaneous Provisions.

          10.1 Amendment. This Agreement may be amended only by an instrument in writing signed by the Company, Merger Sub and Parent at any time (whether before or after adoption of this Agreement by the stockholders of the Company); provided, however, that (i) each amendment shall have been duly authorized by the respective Boards of Directors of the Company and Merger Sub and (ii) after adoption of this Agreement by the Company's stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders.

          10.2 Waiver; Remedies Cumulative.

               (a) The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

               (b) At any time prior to the Effective Time, Parent (with respect to the Company) and the Company (with respect to Parent and Merger
Sub), may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (ii) waive any inaccuracies in the representation and warranties contained in this Agreement or any document delivered pursuant to this Agreement and (iii) waive compliance with any covenants, obligations or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

          10.3 No Survival. None of the representations and warranties, or any covenant to be performed prior to the Effective Time, contained in this Agreement shall survive the Effective Time.

          10.4 Entire Agreement.

               (a) This Agreement (including the documents relating to the Merger referred to in this Agreement) and the Mutual Nondisclosure Agreement constitute the entire agreement among the parties to this Agreement with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, among or between any of the parties with respect thereto.

               (b) If there is any conflict between the provisions of this Agreement and the Mutual Nondisclosure Agreement, the provisions of this Agreement shall supersede the provisions of the Mutual Nondisclosure Agreement. Without limiting the foregoing:

                    (i) The provisions of Section 5.7 of this Agreement supersede the provisions of Section 6(a) of the Mutual Nondisclosure Agreement; and

                    (ii) Effective on the date of this Agreement, the provisions of Section 11 of the Mutual Nondisclosure Agreement shall terminate.

          10.5 Execution of Agreement; Counterparts; Electronic Signatures.

               (a) This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

               (b) Notwithstanding the Electronic Signatures in Global and National Commerce Act (15 U.S.C. Sec. 7001 et seq.), the Uniform Electronic Transactions Act, or any other Legal Requirement relating to or enabling the creation, execution, delivery or recordation of any contract or signature by electronic means, and notwithstanding any course of conduct engaged in by the parties, no party shall be deemed to have executed this Agreement or any other document contemplated by this Agreement (including any amendment or other change thereto) unless and until such party shall have executed this Agreement or such document on paper by a handwritten original signature or any other symbol executed or adopted by a party with current intention to authenticate this Agreement or such other document contemplated.

          10.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Nothing in this Agreement shall affect the choice of law applicable to any Acquired Corporation Contract, and each such contract shall continue to be governed by the Legal Requirements specified therein or otherwise applicable thereto in the absence of this Agreement.

          10.7 Consent to Jurisdiction; Venue. In any action or proceeding between any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware and the United States District Court for the District of Delaware, and (b) agrees that all claims in respect of such action or proceeding may be heard and determined exclusively in such courts. For purposes of implementing the foregoing, Parent does hereby appoint CT Corporation as agent to accept service of process in the State of Delaware in connection with this Agreement.

          10.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY

ACTION OR PROCEEDING BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE CONTEMPLATED TRANSACTIONS.

          10.9 Disclosure Schedules.

               (a) The Company Disclosure Schedule and the Parent Disclosure Schedule shall be arranged in separate Parts corresponding to the numbered and lettered sections contained in Section 2 and Section 3, respectively. The information disclosed in any numbered or lettered Part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2 or Section 3, as the case may be, and such other representations and warranties set forth in
Section 2 or Section 3, as the case may be, whether or not such representations and warranties are qualified by reference to the Company Disclosure Schedule or Parent Disclosure Schedule or any part thereof, as applicable, to the extent that it is reasonably apparent from reading such information in the Disclosure Schedules that such information would also apply to such representations or warranties.

               (b) Except as specifically provided in Part 7.7 of the Company Disclosure Schedule, if there is any inconsistency between the provision of this Agreement and statements in the Company Disclosure Statement or the Parent Company Disclosure Schedule purporting to modify, amend or otherwise change such provisions (other than setting forth an exception to a representation, warranty or covenant in the Company Disclosure Statement or the Parent Company Disclosure Schedule), the provision of in this Agreement will control.

               (c) Except as specifically provided in Part 7.7 of the Company Disclosure Schedule, every statement other than lists or exceptions expressly called for in this Agreement that is made in the Company Disclosure Schedule shall be deemed to be a representation of the Company in this Agreement as if set forth in Section 2. Every statement other than lists or exceptions expressly called for in this Agreement that is made in the Parent Disclosure Schedule shall be deemed to be a representation of Parent in this Agreement as if set forth in Section 3.

          10.10 Assignments and Successors. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent. Any attempted assignment of this Agreement or of any such rights by the Company without such consent shall be void and of no effect.

          10.11 No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that after the Effective Time, the Covered Parties shall be third party beneficiaries of, and entitled to enforce,
Section 5.6.

          10.12 Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); or (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment confirmed with a copy delivered as provided in clause (a), in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties), provided, that any communication delivered or sent on a day that is not a business day or after 5:00 p.m. (local time) on a business day shall be deemed to have been delivered or sent on the next following business day; provided further, that the immediately preceding proviso shall not apply to any notification provisions herein set forth in terms of hours, which notifications shall be deemed to have been delivered or sent when actually delivered or sent:

     Company (before the Closing):

              Manufacturers' Services Limited
              300 Baker Avenue
              Suite 106
              Concord, MA  01742

              Attention: Chief Financial Officer and General Counsel Fax No.: (978) 318-2603
              Confirmation No.:  (978) 318-2608

     with a copy to:

              Hale and Dorr LLP
              60 State Street
              Boston, MA 02109

              Attention:  John Burgess and Jay Bothwick
              Fax No.: (617) 526-5000
              Confirmation No.:  (617) 526-6000

     Parent and Merger Sub:

              Celestica Inc.
              1150 Eglinton Avenue East
              Toronto, ON M3C 1H7
              Canada

              Attention: Senior Vice President, Corporate Development Fax No.: (416) 448-5444
              Confirmation No.: (416) 448-4577

              with copies to:

              Celestica Inc.
              1150 Eglinton Avenue East
              Toronto, ON M3C 1H7
              Canada

              Attention: Chief Legal Officer
              Fax No.: (416) 448-2817
              Confirmation No.: (416) 448-4620

              and

              Kaye Scholer LLP
              425 Park Avenue
              New York, NY  10022

              Attention: Joel I. Greenberg and Lynn Toby Fisher
              Fax No.: (212) 836-8689
              Confirmation No.:  (212) 836-8000

          10.13 Cooperation. Subject to the terms and conditions of this Agreement, the Company agrees to cooperate fully with Parent and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by Parent to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

          10.14 Construction; Usage.

               (a) Interpretation. In this Agreement, unless a clear contrary intention appears:

                    (i) the singular number includes the plural number and vice versa;

                    (ii) reference to any Person includes such Person's successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

                    (iii) reference to any gender includes each other gender;

                    (iv) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

                    (v) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

                    (vi) "hereunder," "hereof," "hereto," and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

                    (vii) "including" (and with correlative meaning "include") means including without limiting the generality of any description preceding such term;

                    (viii) delivery of a "copy" or "copies" of any Contract, agreement, document or instrument means delivery of a true, complete and correct copy of such Contract, agreement, document or instrument.

                    (ix) "or" is used in the inclusive sense of "and/or";

                    (x) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding";

                    (xi) "dollars" and "$" means the currency of the United States of America; and

                    (xii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

               (b) Legal Representation of the Parties. This Agreement was negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

               (c) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          10.15 Enforcement of Agreement. The parties acknowledge and agree that the parties would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by any party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which any party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

          10.16 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          10.17 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.



                                       CELESTICA INC.


                                       By: ____________________________
                                       Name:
                                       Its:



                                       MSL ACQUISITION SUB INC.


                                       By: ____________________________
                                       Name:
                                       Its:



                                       MANUFACTURERS' SERVICES LIMITED


                                       By: ____________________________
                                       Name:
                                       Its:

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     "Acquired Corporation Contract" means any Contract other than this Agreement or any of the Stockholder Agreements: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.

     "Acquired Corporation" refers to each of the Company and each Subsidiary of the Company, and "Acquired Corporations" means the Company and the Subsidiaries of the Company, collectively.

     "Acquisition Proposal" means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

     "Acquisition Transaction" means any transaction or series of transactions involving:

     (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations, or (iii) in which any of the Acquired Corporations issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Acquired Corporations; or

     (b) any sale (other than sales of Inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of Inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Acquired Corporations.

     "Affiliate Agreement" has the meaning ascribed to it in Section 5.10 of the Agreement.

     "Agreement" means the Agreement and Plan of Merger to which this Exhibit A is attached, as it may be amended from time to time.

     "Antitrust Laws" means the HSR Act and any other antitrust, unfair competition, merger or acquisition notification, or merger or acquisition control Legal Requirements under any applicable jurisdiction, whether federal, state, local or foreign.

     "Balance Sheet" means the balance sheet of the Company dated June 30, 2003 as filed with the Company's Quarterly Report on Form 10-Q filed with the SEC for the period ended June 30, 2003.

     "Bankruptcy and Equity Exception" has the meaning ascribed to it in
Section 2.2(a) of the Agreement.

     "Blue Sky Laws" has the meaning ascribed to it in Section 2.2(c) of the Agreement.

     "Certificate of Merger" has the meaning ascribed to it in Section 1.3 of the Agreement.

     "CERCLA" means the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.ss.9601 et seq., as amended.

     "Certifications" has the meaning ascribed to it in Sections 2.4 and 3.4 of the Agreement.

     "Cleanup" has the meaning ascribed to it in clause (c) of the definition to the term Environmental Health and Safety Liability.

     "Closing " has the meaning ascribed to it in Section 1.3 of the Agreement.

     "Closing Agreement" has the meaning ascribed to it in Section 2.11(i) of the Agreement.

     "Closing Date" has the meaning ascribed to it in Section 1.3 of the Agreement.

     "Code" has the meaning ascribed to it in the recitals of the Agreement.

     "Company" has the meaning ascribed to it in the opening paragraph of the Agreement.

     "Company Board Recommendation" has the meaning ascribed to it in Section 5.2(b) of the Agreement.

     "Company Common Stock" means the Common Stock, $0.001 par value per share, of the Company.

     "Company Disclosure Schedule" means the disclosure schedule that has been prepared by the Company in accordance with the requirements of Section 10.9 and that has been delivered by the Company to Parent on the date of the Agreement.

     "Company SEC Reports" has the meaning ascribed to it in Section 2.4 of the Agreement.

     "Company Stock Certificate" has the meaning ascribed to it in Section 1.6 of the Agreement.

     "Company Stock Options" has the meaning ascribed to it in Section 2.3 of the Agreement.

     "Company Stockholders' Meeting" has the meaning ascribed to it in Section 5.2(a) of the Agreement.

     "Company Triggering Event" means: (i) the failure of the Board of Directors of the Company to recommend that the Company's stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to Parent, or the Board of Directors of the Company or the Company, in any written material filed with the SEC, mailed to Company stockholders or otherwise made publicly available, or in any stockholder or analyst call, press conference or similar public forum, shall have made any statements which can reasonably be interpreted to indicate that the Board of Directors of the Company does not believe that the Merger is in the best interests of the Company's stockholders; (ii) the Company shall have failed to include in the Proxy Statement the Company Board Recommendation or a statement to the effect that the Board of Directors of the Company has determined and believes that the Merger is in the best interests of the Company's stockholders; (iii) the Board of Directors of the Company fails to reaffirm, without qualification, the Company Board Recommendation following the Company's receipt of an Acquisition Proposal, or fails to publicly state, without qualification, that the Merger is in the best interests of the Company's stockholders following a public statement by a Person questioning the advisability of the Merger for Company stockholders, within ten calendar days after Parent reasonably requests in writing that such action be taken; (iv) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with
Section 5.2(a) or 5.2(b); (vi) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Board of Directors recommends rejection of such tender or exchange offer; or
(vii) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have breached Section 4.3(a), (c) or (d) or shall have breached Section 4.3(b) other than inadvertent and insubstantial breaches of Section 4.3(b).

     "Consent" means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     "Contemplated Transactions" has the meaning ascribed to it in Section 2.2(a) of the Agreement.

     "Continuing Employees" has the meaning ascribed to it in Section 5.5 of the Agreement.

     "Contract" means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

     "Controlled Group Liability" has the meaning ascribed to it in Section 2.12(c) of the Agreement.

     "Costs" has the meaning ascribed to it in Section 5.6(a) of the Agreement.

     "Covered Parties" has the meaning ascribed to it in Section 5.6(a) of the Agreement.

     "CSFB" has the meaning ascribed to it in Section 2.24 of the Agreement.

     "Direct Profit Margin Dollars" means net sales of the Acquired Corporations less direct materials costs related to such net sales of the Acquired Corporations less direct labor costs related to such net sales of the Acquired Corporations.

     "Dissenting Stockholder" has the meaning ascribed to it in Section 1.8 of the Agreement.

     "Dissenting Shares" has the meaning ascribed to it in Section 1.8 of the Agreement.

     "DGCL" means the General Corporation Law of the State of Delaware.

     "EDGAR" has the meaning ascribed to it in Section 2.4 of the Agreement.

     "Effective Time" has the meaning ascribed to it in Section 1.3 of the Agreement.

     "Encumbrance" means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     "Entity" means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

     "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air, plant and animal life, and any other environmental medium or natural resource.

     "Environmental Health and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative Legal Proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.


The terms "removal," "remedial," and "response action," include the types of activities covered by CERCLA.

     "Environmental Law" means any Legal Requirement that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes;

     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e) protecting natural resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

     (g) cleaning up pollutants that have been released into the Environment, preventing the threat of any such release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.


     "ERISA" has the meaning ascribed to it in Section 2.12 of the Agreement.

     "ERISA Affiliate" has the meaning ascribed to it in Section 2.12 of the Agreement. "ESPP" has the meaning ascribed to it in Section 2.16(c) of the Agreement.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Exchange Agent" has the meaning ascribed to it in Section 1.7(a) of the Agreement.

     "Facilities" means any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Corporation and any buildings, plants, structures or equipment (including motor vehicles, tank cars and rolling stock) currently or formerly owned or operated by any Acquired Corporation.

     "Filed Company SEC Reports" has the meaning ascribed to it in Section 2.4 of the Agreement.

     "Form F-4 Registration Statement" means the Registration Statement on Form F-4 to be filed with the SEC by Parent in connection with the issuance of Parent Subordinate Voting Shares in connection with the Merger, as said registration statement may be amended prior to the time it is declared effective by the SEC.

     "Governmental Authorization" means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or
(b) right under any Contract with any Governmental Body.

     "Governmental Body" means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;
(b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

     "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about or from the Facilities or any part thereof into the Environment, and any other act, business, operation or thing relating to Hazardous Materials that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities, or would reasonably be likely to adversely affect the value of the Facilities or the Acquired Corporations.

     "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic under or pursuant to any Environmental Law, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Inventory" means all of the inventory of the Acquired Corporations, including the raw material, work-in-process and finished goods inventory thereof and all inventory subject to purchase orders of any Acquired Corporation or that any Acquired Corporation otherwise has committed or commits to purchase.

     The phrase "knowledge" of the Company, for purposes of this Agreement, means the actual knowledge of the personnel of the Acquired Corporations who were involved in the negotiations concerning the Agreement or the preparation of the Company Disclosure Schedule. The phrase "knowledge" of Senior Management, for the purposes of the Agreement, means the actual knowledge of any member of Senior Management after due inquiry.

     "Legal Proceeding" means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

     "Legal Requirement" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of The New York Stock Exchange, the Toronto Stock Exchange or any other stock exchange, if applicable), but does not include any Environmental Law.

     "LYONs" has the meaning ascribed to it in Section 3.3 of the Agreement.

     "Material Adverse Effect": An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has, had or would reasonably be likely to have a material adverse effect on (a) the business, condition, capitalization, assets, liabilities, results of operations or financial condition of the Acquired Corporations taken as a whole, provided, however, that (i) a decline in Company's stock price shall not, in and of itself, be deemed to constitute a Material Adverse Effect on the Acquired Corporations and (ii) there shall not be taken into account, in determining whether a Material Adverse Effect on the Acquired Corporations has occurred, the direct and foreseeable effect of any action taken by Parent following the public announcement of this Agreement, including any unreasonable refusal by Parent to consent to any reasonable request by the Company to take any action otherwise prohibited by clauses (iv) through (xviii) Section 4.2(b) or any breach by Parent of Section 4.2(c)(ii), (b) the ability of the Company to consummate the Merger or any of the other Contemplated Transactions or the Stockholder Agreements or to perform any of its obligations under the Agreement or the Stockholder Agreements, or (c) Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation. An event, violation, inaccuracy, circumstance or other matter will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of "Material Adverse Effect" or other materiality qualifications, or any similar qualifications, in such representations and warranties) has, had or would reasonably be likely to have a material adverse effect on (i) the business, condition, capitalization, assets, liabilities, results of operations or financial condition of Parent and its Subsidiaries taken as a whole; provided, however, that a decline in Parent's stock price shall not, in and of itself, be deemed to constitute a Material

Adverse Effect on Parent, or (ii) the ability of Parent to consummate the Merger or any of the other Contemplated Transactions or to perform any of its obligations under the Agreement.

     "Material Contract" has the meaning ascribed to it in Section 2.17(a) of the Agreement.

     "Material Customer" has the meaning ascribed to it in Section 2.7(b) of the Agreement.

     "Merger" has the meaning ascribed to it in the recitals to the Agreement.

     "Merger Sub" has the meaning ascribed to it in the opening paragraph of the Agreement.

     "Multiemployer Plan" has the meaning ascribed to it in Section 2.12(h) of the Agreement.

     "Mutual Nondisclosure Agreement" has the meaning ascribed to it in Section 4.3(a) of the Agreement.

     "New Material Customer" has the meaning set forth in Section 2.5(c) of the Agreement.

     "New Plans" has the meaning ascribed to it in Section 5.5 of the Agreement.

     "Non-US Plans" has the meaning ascribed to it in Section 2.12(m) of the Agreement.

     "NYSE" means The New York Stock Exchange.

     "Occupational Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and designed to provide safe and healthful working conditions.

     "Old Plans" has the meaning ascribed to it in Section 5.5 of the Agreement.

     "Options" has the meaning ascribed to it in Section 2.3 of the Agreement.

     "Organizational Documents" has the meaning ascribed to it in Section 2.1(b) of the Agreement.

     "Other Non-US Plans" has the meaning ascribed to it in Section 2.12(m) of the Agreement.

     "Parent" has the meaning ascribed to it in the opening paragraph of the Agreement.

     "Parent Disclosure Schedule" means the disclosure schedule that has been prepared by Parent in accordance with the requirements of Section 10.9 and that has been delivered by Parent to the Company on the date of the Agreement.

     "Parent Plans" has the meaning ascribed to it in Section 3.3 of the Agreement.

     "Parent SEC Reports" has the meaning ascribed to it in Section 3.4 of the Agreement.

     "Parent Subordinate Voting Share(s)" means the subordinate voting shares in the capital of Parent.

     "Parent Weighted Average Closing Price" means the quotient obtained by dividing (x) the sum of, for each of the 20 consecutive trading days on the NYSE ending on the third Business Day immediately preceding the Effective Time, the product of (i) the closing price of a Parent Subordinate Voting Share on the NYSE on that trading day and (ii) the number of Parent Subordinate Voting Shares traded on the NYSE on that trading day, divided by (y) the sum of the amounts taken into account in clause (x)(ii) of this definition.

     "Part" means a part or section of the Company Disclosure Schedule or the Parent Disclosure Schedule.

     "Person" means any individual, Entity or Governmental Body.

     "Plans" has the meaning ascribed to it in Section 2.12(a) of the Agreement.

     "Pre-Closing Period" has the meaning ascribed to it in Section 4.1 of the Agreement.

     "Preferred Governing Documents" has the meaning ascribed to it in Section 5.4(h) of the Agreement.

     "Projections" has the meaning ascribed to it in Section 2.5 of the Agreement.

     "Proprietary Asset" means industrial and intellectual property under the Legal Requirements of any jurisdiction, including all:

     (a) trade secrets, confidential information and confidential know-how, including all unpatented inventions, customer and supplier lists, formulae systems, methodologies, processes, documents, works, designs, prototypes, materials, technologies, inventor's notes, unpublished studies and data, research designs, research results and notes, prototypes, drawings, design and construction specifications, production, operating and quality control manuals, marketing strategies, and current or proposed business opportunities;

     (b) copyrights and all waivers of moral rights associated with copyrights, including all copyrights and moral rights in software and world wide web pages, and also rights to graphic design and user interface elements and "look and feel", and databases;

     (c) industrial designs, design patents and other designs;

     (d) mask works and integrated circuit topographies;

     (e) patents;

     (f) registered and unregistered trade-marks, service marks, sound marks, trade names, brand names, trade dress, indicia, distinguishing guises, logos, designs, business names, domain names, Internet protocol addresses and classes of Internet protocol addresses, any other source of business identifiers and fictitious characters, and all goodwill associated with the foregoing; and

     (g) all rights to take legal action in respect of past infringement of the property described in (a) to (f) above,

and all registrations, applications for registration, reissues, extensions, renewals, divisions, continuations, continuations-in-part, proprietary information, documentation, licenses, registered user agreements and other agreements relating to the foregoing.

     "Proxy Statement" means the proxy statement to be sent to the Company's stockholders in connection with the Company Stockholders' Meeting.

     "Qualified Acquisition Proposal" means a written Acquisition Proposal to acquire all of the outstanding Company Common Stock and specifying a valuation that if entered into would be on terms that the Board of Directors determines in good faith to be more favorable to the Company's Stockholders than of the Merger.

     "Qualified Plans" has the meaning ascribed to it in Section 2.12(e) of the Agreement.

     "Relevant Jurisdiction" means the United States of America, Canada, the United Mexican States, Malaysia, the Republic of Singapore, the European Union, each member state of the European Union and any state, province or other political subdivision of any of the foregoing.

     "Representatives" means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

     "Required Company Stockholder Vote" has the meaning ascribed to it in
Section 2.2(a) of the Agreement.

     "Required Consents" means all consents referred to in Part 7.7 of the Company Disclosure Schedule.

     "SEC" means the United States Securities and Exchange Commission.

     "Secretary of State" has the meaning ascribed to it in Section 1.3 of the Agreement.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Senior Management" means the Chief Executive Officer, Chief Financial Officer and Chief Operating Office of the Company.

     "Series A Preferred" has the meaning ascribed to it in Section 2.3 of the Agreement.

     "Series B Preferred" has the meaning ascribed to it in Section 2.3 of the Agreement.

     "Share Exchange Ratio" means:

          (i) if the Parent Weighted Average Closing Price is less than or equal to $16.00, the quotient of $6.00 divided by the Parent Weighted Average Closing Price (expressed to four decimal places with amounts less than 0.00005 being rounded down and amounts equal to or greater than
     0.00005 being rounded up in each case to the nearest one ten-thousandth);

          (ii) if the Parent Weighted Average Closing Price is greater than or equal to $19.33, the quotient of $7.25 divided by the Parent Weighted Average Closing Price (expressed to four decimal places with amounts less than 0.00005 being rounded down and amounts equal to or greater than
     0.00005 being rounded up in each case to the nearest one ten-thousandth);
     and

          (iii) in all other circumstances, 0.375.

     "Sonenshine" has the meaning ascribed to it in Section 2.24 of the Agreement.

     "Stock Election" means an election made in writing by a holder of Series A Preferred and/or Series B Preferred to receive, in lieu of cash, the number of Parent Subordinate Voting Shares that would have been distributed to such holder as a result of the Merger if such holder's shares of Series A Preferred and/or Series B Preferred had been converted into shares of Company Common Stock immediately prior to such distribution, all in accordance with the terms of the applicable Preferred Governing Documents, provided, that to be valid, such election must actually be received by the Company prior to the Effective Time and in the form provided by the Company.

     "Stockholders" has the meaning ascribed to it in the recitals of the Agreement.

     "Stockholder Agreements" has the meaning ascribed to it in the recitals of the Agreement.

     "Stockholder Options" has the meaning ascribed to it in the recitals of the Agreement.

     "Subsidiary": An entity shall be deemed to be a "Subsidiary" of another Person if such Person directly or indirectly owns, beneficially or of record, an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity's Board of Directors or other governing body, or (b) at least 50% of the outstanding equity or financial interests of such Entity.

     "Superior Proposal" means an unsolicited, bona fide written offer made by a third party to purchase all of the outstanding Company Common Stock on terms that the Board of Directors of the Company determines, in its good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger and is reasonably capable of being consummated; provided, however, that any such offer shall not be deemed to be a "Superior Proposal" if any financing required to consummate the transaction contemplated by such offer is not committed and is not, in the good faith judgment of the Board of Directors of the Company, reasonably capable of being obtained by such third party.

     "Surviving Corporation" has the meaning ascribed to it in Section 1.1 of the Agreement.

     "Tax" means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Taxing Authority.

     "Tax Return" means any return (including any information return), report, statement, estimate, schedule, notice, notification, form, election, certificate or other document filed with, or required to be filed with, any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "Tax Ruling" has the meaning ascribed to it in Section 2.11(i) of the Agreement.

     "Taxing Authority" means a Governmental Body responsible for the imposition, administration or collection of any Tax.

     "Treasury Regulations" means the income tax regulations promulgated under the Code, as such regulations may be amended from time to time. References to specific provisions of the Treasury Regulations shall be deemed to include the corresponding provisions of succeeding provisions of the Treasury Regulations.

     "US GAAP" means the generally accepted accounting principles in the United States of America.

     "USRPHC" has the meaning ascribed to it in Section 2.11(t) of the Agreement.

                                                                 EXECUTION COPY


===============================================================================


                          AGREEMENT AND PLAN OF MERGER


                                 by and among:


                                 CELESTICA INC.


                            MSL ACQUISITION SUB INC.


                                      and


                        MANUFACTURERS' SERVICES LIMITED




                          ___________________________

                          Dated as of October 14, 2003
                          ___________________________


===============================================================================

                                               TABLE OF CONTENTS

                                                                                                         Page
                                                                                                         ----
SECTION 1:   Description of Transaction....................................................................2
             1.1      Merger of the Company with and into Merger Sub.......................................2
             1.2      Effect of the Merger.................................................................2
             1.3      Closing; Effective Time..............................................................2
             1.4      Certificate of Incorporation and Bylaws; Directors and Officers......................2
             1.5      Conversion of Shares.................................................................2
             1.6      Closing of the Company's Transfer Books..............................................4
             1.7      Exchange of Certificates.............................................................4
             1.8      Shares of Dissenting Preferred Stockholders..........................................6
             1.9      Tax Consequences.....................................................................7
             1.10     Further Action.......................................................................7

SECTION 2:   Representations and Warranties of the Company.................................................7
             2.1      Organization and Good Standing.......................................................7
             2.2      Authority; No Conflict...............................................................7
             2.3      Capitalization.......................................................................9
             2.4      SEC Reports.........................................................................10
             2.5      Financial Statements................................................................11
             2.6      Property; Sufficiency of Assets; Inventories........................................12
             2.7      Receivables; Customers..............................................................13
             2.8      Equipment; Real Property; Leaseholds................................................14
             2.9      Proprietary Assets..................................................................14
             2.10     No Undisclosed Liabilities..........................................................16
             2.11     Taxes...............................................................................16
             2.12     Employee Benefits...................................................................19
             2.13     Compliance with Legal Requirements; Governmental Authorizations.....................22
             2.14     Environmental Matters...............................................................22
             2.15     Legal Proceedings...................................................................24
             2.16     Absence of Certain Changes and Events...............................................25
             2.17     Contracts; No Defaults..............................................................27
             2.18     Sale of Products; Performance of Services...........................................29
             2.19     Insurance...........................................................................29
             2.20     Labor Matters.......................................................................29
             2.21     Interests of Officers and Directors.................................................30
             2.22     Rights Plan; State Antitakeover Laws; DGCL..........................................30
             2.23     Certain Payments....................................................................30
             2.24     Opinion of Financial Advisor........................................................31
             2.25     Brokers.............................................................................31
             2.26     Board Recommendation................................................................31
             2.27     F-4/Proxy Statement.................................................................31

                                               TABLE OF CONTENTS
                                                   (continued)
                                                                                                         Page
                                                                                                         ----
SECTION 3:   Representations and Warranties of Parent and Merger Sub......................................31
             3.1      Organization and Good Standing......................................................31
             3.2      Authority; No Conflict..............................................................32
             3.3      Capital Structure...................................................................33
             3.4      SEC Reports.........................................................................34
             3.5      Financial Statements................................................................34
             3.6      Tax Matters.........................................................................35
             3.7      No Undisclosed Liabilities..........................................................35
             3.8      Legal Proceedings...................................................................35
             3.9      Absence of Certain Changes and Events...............................................35
             3.10     Brokers.............................................................................36
             3.11     F-4/Proxy Statement.................................................................36

SECTION 4:   Certain Pre-Closing Covenants of the Company and Parent......................................36
             4.1      Access and Investigation............................................................36
             4.2      Operation of the  Business; Certain Notices; Tax Returns............................37
             4.3      No Solicitation.....................................................................42

SECTION 5:   Additional Covenants of the Parties..........................................................43
             5.1      Registration Statement; Proxy Statement.............................................43
             5.2      Company Stockholders' Meeting.......................................................44
             5.3      Regulatory Approvals; Consents......................................................45
             5.4      Stock Options and Preferred Stock...................................................46
             5.5      Employee Benefits...................................................................49
             5.6      Indemnification of Officers and Directors...........................................49
             5.7      Disclosure..........................................................................51
             5.8      Resignation of Officers and Directors...............................................51
             5.9      Section 16b-3.......................................................................51
             5.10     Affiliate Agreements................................................................51
             5.11     Listing.............................................................................51
             5.12     Officers' Tax Certificates..........................................................52

SECTION 6:   Conditions Precedent to Obligations of Each Party............................................52
             6.1      Effectiveness of Form F-4 Registration Statement....................................52
             6.2      Listing.............................................................................52
             6.3      Stockholder Approval................................................................53
             6.4      HSR Act.............................................................................53
             6.5      No Restraints.......................................................................53
             6.6      Foreign Antitrust Laws..............................................................53

SECTION 7:   Conditions Precedent to Obligations of Parent and Merger Sub.................................53
             7.1      Accuracy of Representations.........................................................53
             7.2      Capitalization......................................................................53

                                               TABLE OF CONTENTS
                                                   (continued)
                                                                                                         Page
                                                                                                         ----
             7.3      Relevant Jurisdictions..............................................................54
             7.4      Customer Notices....................................................................54
             7.5      No Material Adverse Effect..........................................................54
             7.6      Performance of Covenants............................................................54
             7.7      Consents............................................................................54
             7.8      Agreements and Documents............................................................54
             7.9      No Litigation.......................................................................54
             7.10     Tax Opinion.........................................................................55

SECTION 8:   Conditions Precedent to Obligation of the Company............................................55
             8.1      Accuracy of Representations.........................................................55
             8.2      Performance of Covenants............................................................56
             8.3      Documents...........................................................................56
             8.4      Tax Opinion.........................................................................56
             8.5      No Litigation.......................................................................56

SECTION 9:   Termination..................................................................................56
             9.1      Termination.........................................................................56
             9.2      Effect of Termination...............................................................58
             9.3      Expenses; Termination Fees..........................................................58

SECTION 10:  Miscellaneous Provisions.....................................................................61
             10.1     Amendment...........................................................................61
             10.2     Waiver; Remedies Cumulative.........................................................61
             10.3     No Survival.........................................................................61
             10.4     Entire Agreement....................................................................61
             10.5     Execution of Agreement; Counterparts; Electronic Signatures.........................62
             10.6     Governing Law.......................................................................62
             10.7     Consent to Jurisdiction; Venue......................................................62
             10.8     WAIVER OF JURY TRIAL................................................................62
             10.9     Disclosure Schedules................................................................63
             10.10    Assignments and Successors..........................................................63
             10.11    No Third Party Rights...............................................................63
             10.12    Notices.............................................................................63
             10.13    Cooperation.........................................................................65
             10.14    Construction; Usage.................................................................65
             10.15    Enforcement of Agreement............................................................66
             10.16    Severability........................................................................66
             10.17    Time of Essence.....................................................................67

                                    EXHIBITS


Exhibit A     Certain Definitions

Exhibit B     Forms of Stockholder Agreements

              B-1   Form of Institutional Stockholder Agreement
              B-2   Form of Employee Stockholder Agreement

Exhibit C     Certificate of Incorporation of the Surviving Corporation

Exhibit D     Form of Affiliate Agreement

                              DISCLOSURE SCHEDULE
                                       OF
                        MANUFACTURERS' SERVICES LIMITED



                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                                CELESTICA INC.,
                            MSL ACQUISITION SUB INC.
                                      AND
                        MANUFACTURERS' SERVICES LIMITED






                                October 14, 2003

                                    Preface


     The following is the Company Disclosure Schedule of Manufacturers' Services Limited (the "Company") to the Agreement and Plan of Merger by and among Celestica Inc. ("Parent"), MSL Acquisition Sub Inc., a wholly owned subsidiary of Parent, and the Company, dated of even date herewith (the "Agreement"). Unless otherwise stated, all statements made herein are made as of the date of the execution of the Agreement, and capitalized terms used but not otherwise defined herein have the meanings given to them in the Agreement.

     In accordance with Section 10.9 of the Agreement, the disclosures in any of this Company Disclosure Schedule shall be deemed to relate to and to qualify the particular representation and warranty set forth in the corresponding section of Section 2 and such other representations and warranties in Section 2 to the extent that it is reasonably apparent from reading such information in this Company Disclosure Schedule that such information would also apply to such representations and warranties.

     The headings contained in this Company Disclosure Schedule are included for convenience only and are not intended to limit the effect of the disclosures contained in this Company Disclosure Schedule or to expand the scope of the information required to be disclosed in this Company Disclosure Schedule.

     Any reference to or listing, description, disclosure or other inclusion of any item or other matter in this Company Disclosure Schedule shall not be construed to mean that such item or other matter is required to be referred to, listed, described, disclosed or otherwise so included in this Company Disclosure Schedule. The reference to or listing, description, disclosure or other inclusion of any item or other matter, including, without limitation, any charge, violation, breach, debt, obligation or liability, in this Company Disclosure Schedule shall not be construed to be an admission or suggestion that such item or matter constitutes a violation of, breach or default under, any contract, agreement, note, lease or otherwise. No disclosure in this Company Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in this Company Disclosure Schedule shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms of the Agreement to be disclosed, has resulted in or would reasonably be expected to result in a Material Adverse Effect, or is outside the ordinary course of business.

                          Company Disclosure Schedule
                                  Part 2.1(b)


                             Acquired Corporations
                             ---------------------

                          SUBSIDIARIES OF THE COMPANY


                                                                                    Stockholder(s)
                                                  Jurisdiction of              100% Ownership Unless
                    Entity                         Organization                    Otherwise Noted
                    ------                        --------------               ---------------------

Manufacturers' Services Western US Operations,      California                         Company
Inc.

Manufacturers' Services Salt Lake City               Delaware                          Company
Operations, Inc.

MSL Holdings, Inc.                                   Delaware                    MSL SPV Spain, Inc.

MSL International Holdings, Inc.                     Delaware                    MSL SPV Spain, Inc.

MSL Lowell Operations, Inc.                          Delaware                          Company

MSL Midwest Operations, Inc.                         Delaware                          Company

MSL SPV Spain, Inc.                                  Delaware                          Company

Manufacturers' Services Central US Operations,       Minnesota                         Company
Inc.

MSL France Operations SAS                             France                  MSL Overseas Finance B.V.



                                                                                    Stockholder(s)
                                                  Jurisdiction of              100% Ownership Unless
                    Entity                         Organization                    Otherwise Noted
                    ------                        --------------               ---------------------

Manufacturers' Services Athlone Limited               Ireland                 MSL Overseas Finance B.V.

MSL Technology Services (Malaysia) Sdh Bhd           Malaysia                 MSL Overseas Finance B.V.

MSL de Mexico, S.A.                                   Mexico               Global Manufacturers' Services
                                                                                 Valencia S.A. (99%)

                                                                        Manufacturers' Services Central U.S.
                                                                                Operations, Inc. (1%)

MSL Offshore Finance B.V.                           Netherlands                        Company

MSL Overseas Finance B.V.                           Netherlands                        Company

MSL de Puerto Rico, Inc.                            Puerto Rico                        Company

Manufacturers' Services Singapore Pte. Ltd.          Singapore                MSL Overseas Finance B.V.

Global Manufacturers' Services Cataluna, S.L.          Spain               Global Manufacturers' Services
("GMSC")                                                                            Valencia S.A.

Global Manufacturers' Services Valencia, S.A.          Spain                     MSL SPV Spain, Inc.
("GMSV")

Other
-----

Branch office of the Company in Taiwan

Representative office of the Company in China

                          Company Disclosure Schedule
                                  Part 2.2(b)

                               Non-Contravention
                               -----------------

1. Master Manufacturing Agreement by and between the Company and Hewlett-Packard Company, dated as of April 19, 2001.

2. Supply Agreement by and between Rockwell Automation and the Company dated as of September 22, 1998.

3. Professional Services Agreement and Software Support Agreement by and between BaaN USA, Inc. and Manufacturers' Services Limited, dated January 1995, as amended.

4. License Agreement by and between Oracle Corporation and Manufacturers' Services Limited, dated November 1996, as amended.

5. Software License Agreement and Software Maintenance Agreement by and between Valor Computerized Systems, Inc. and Manufacturers' Services Limited dated March 10, 2003.

6. Software License Agreement by and between Agile Software Corporation and the Company dated January 22, 2002.

7. Sublease by and between Avaya Inc. and the Company dated as of December 15, 2000.

8. Deed between SGC Ventures Pte Ltd and Manufacturers' Services Singapore Pte Ltd dated as of January 12, 2001 re 27 Ubi Road Wangi Industrial Building Singapore.

9. Agreement by and between SGL Ventures Pte Ltd and Manufacturers' Services Singapore Pte Ltd. dated as of January 12, 2001.

10. Lease by and between Inmobiliaria Ayusa and the Company dated as of October 28, 1999.

11. Lease Agreement by and between Industrial Development Authority and Erictron Limited dated as of August 23, 1999.

12. Lease by and between Connolly Properties (2000) Limited and Manufacturers Services (Athlone) Limited dated as of July 1, 2000.

13. Lease by and between LACAT LLC and the Company dated as of November 30, 2002.

14. Lease by and between Ryan Development LLC and the Company dated as of July 28, 1999.

15. Lease by and between Dennis Baca and the Company dated as of April 11, 2001.

16. Credit Agreement dated as of June 20, 2002 by and between Bank of America and the Company and the following related documents:
     - Pledge Agreement, June 20, 2002
     - Security Agreement, June 20, 2002
     - Patent and Trademark Security Agreement, June 20, 2002

17. Bank Mortgage by and between Caixa D'Estalivis I Pensions de Barcelona and GMSV dated on or about June 26, 2002.

18. Revolving Credit Agreement by and between BankInter and GMSV dated as of June 28, 2002.

19. Lease by and between Caja de Ahorros y Pensiones de Barcelona and Global Manufacturers' Services Valencia dated on or about March 20, 2003.

20. Lease by and between Citicorp Vendor Finance, Inc. and Manufacturers' Services Central U.S. Operations, Inc., dated October 13, 1995, as amended by Amendment to equipment schedule #200037993 dated November 1, 2002.

21. Lease by and between General Electric Capital Corporation and Manufacturers' Services Limited dated May 19, 2000, as amended by Schedule No. 4 dated August 31, 2001.

22. Lease by and between General Electric Capital Corporation and Manufacturers' Services Limited dated May 19, 2000, as amended by Schedule No. 2 dated March 23, 2001.

23.  Purchase Agreement between WUS Printed Circuit Pte. Ltd. and
     Manufacturers' Services Ltd., dated August 1, 2002.

24. Purchase Agreement between Wong's Circuits (HK) Ltd. and Manufacturers' Services Ltd., dated March 10, 2001.

25.  Volume Purchase Agreement between Rand Technology, Inc., and
     Manufacturers' Services Ltd., dated December 22, 2000.

26. Incremental Business Agreement by and between Future Electronics Corp. and Manufacturers' Services Ltd., dated December 24, 2001.

27. OEM Purchase Agreement between NIC Components Corp. and Manufacturers' Services Ltd., dated May 22, 2000.

28. Lease between Amberjack Limited and Manufacturers' Services Central U.S. Operations, Inc. dated April 14, 1997.

29. Regional Customization Agreement dated January 17, 2003 among the Company Lexmark International, Inc. and Lexmark International Technology S.A.

30. Equipment Lease between Agilent Financial Services and Manufacturers' Services Central U.S. Operations dated on or about May 15, 2003.

                          Company Disclosure Schedule
                                  Part 2.2(c)


          Non-United States Competition, Antitrust and Investment Laws
          ------------------------------------------------------------

European Community:
-------------------

     Notification to European Commission under applicable competition regulations, or notification to certain European Union member nations, as required.

Mexico:
-------

     Filing with the Mexican Antitrust Commission under Article 20 of the Federal Law of Economic Competition.

Malaysia
--------

     Possible notification under applicable competition regulations or foreign investment laws

Other
-----

     Possible notification under applicable competition regulations or foreign investment laws in other jurisdictions, including Brazil.

                          Company Disclosure Schedule
                                    Part 2.3

                                 Capitalization
                                 --------------

Issuance of Capital Stock after Signing Date
--------------------------------------------

Company Common Stock issuable upon the conversion of Series A and Series B Preferred Stock and as payment for dividends thereon and, if applicable, the Optional Make Whole Payment on the Series B Preferred Stock.

Options and Warrants
--------------------

See list of Company Stock options previously delivered to Parent.

Redemption and Repurchase Obligation
------------------------------------

The Company has an obligation to redeem the Series A Preferred and Series B Preferred upon the occurrence of certain events in accordance with the Preferred Governing Documents.

Pledged or Encumbered Capital Stock
-----------------------------------

100% of the Capital Stock of the Company's US and Puerto Rico subsidiaries and 65% of capital stock of MSL Offshore Finance BV, MSL Oversees Finance BV and Global Manufacturers Services Valencia SA are pledged to Bank of America.

Letters of Support
------------------

Support letters from the Company to Manufacturers' Services Singapore Pte. Ltd. and MSL Technology Services (Malaysia) Sdh. Bhd.

                          Company Disclosure Schedule
                                    Part 2.4


                                  SEC Reports
                                  -----------

Outsourcing Agreement by and between International Business Machines Corporation and Manufacturers' Services Western US Operations, Inc. dated as of June 1, 1998, together with amendments 1-13.

First Amendment to Supply Agreement between Manufacturers' Services Salt Lake City Operations, Inc. and Palm, Inc. effective as of December 1, 2000.

First Amendment to Supply Agreement between Manufacturers' Services Salt Lake City Operations, Inc. and 3Com Corporation, effective as of January 15, 2001.

                                Forms 3, 4 and 5
                                ----------------

Current Officers and Directors
------------------------------
Robert C. Bradshaw
     o    01/10/02 - Form 3

Richard J. Gaynor
     o    05/26/01 - Form 3
     o    07/12/01 - Form 4
     o    12/04/01 - Form 4

Albert A. Notini
     o    06/19/00 - Form 3
     o    02/07/01 - Form 5
     o    06/04/01 - Form 4
     o    02/07/02 - Form 5
     o    03/12/02 - Form 4

Dermott O'Flanagan
     o    09/05/01 - Form 3
     o    09/05/01 - Form 4
     o    05/27/02 - Form 4

Santosh Rao
     o    02/15/02 - Form 3
     o    03/11/02 - Form 4

                          Company Disclosure Schedule
                                Part 2.4 (cont.)

Current Officers and Directors (continued)
------------------------------------------

William J. Weyand
     o    06/20/00 - Form 3
     o    02/02/01 - Form 5
     o    03/19/01 - Form 5 (Amendment)
     o    01/28/02 - Form 5
     o    05/23/02 - Form 4

Curtis S. Wozniak
     o    01/24/01 - Form 3
     o    02/08/01 - Form 4
     o    05/28/02 - Form 4

Karl R. Wyss
     o    06/30/00 - Form 3
     o    05/23/02 - Form 4

Former Officers and Directors
-----------------------------

Rodolfo Archbold
     o    06/19/00 - Form 3
     o    02/09/01 - Form 3 (Amendment)
     o    02/09/01 - Form 5
     o    04/02/01 - Form 5 (Amendment)
     o    06/07/01 - Form 4
     o    02/12/02 - Form 5
     o    06/08/02 - Form 4

George Chamillard
     o    06/20/00 - Form 3
     o    02/07/01 - Form 5
     o    01/22/02 - Form 5
     o    03/19/01 - Form 4

Thompson Dean
     o    06/30/00 - Form 3

                          Company Disclosure Schedule
                                Part 2.4 (cont.)


Former Officers and Directors (cont.)
-------------------------------------

Robert E. Donahue
     o    06/22/00 - Form 3
     o    01/08/01 - Form 4
     o    02/08/01 - Form 4
     o    06/18/01 - Form 4
     o    02/04/02 - Form 5

John F. Fort III
     o    06/20/00 - Form 3
     o    02/07/01 - Form 5
     o    03/14/01 - Form 5 (Amendment)
     o    01/24/02 - Form 5
     o    05/24/02 - Form 4

Kevin C. Melia
     o    06/19/00 - Form 3
     o    02/07/01 - Form 3 (Amendment)
     o    02/07/01 - Form 4
     o    06/05/01 - Form 4
     o    12/07/01 - Form 4
     o    01/03/02 - Form 4

James N. Poor
     o    06/22/00 - Form 3
     o    02/08/01 - Form 5
     o    06/04/01 - Form 4
     o    02/12/02 - Form 5

                          Company Disclosure Schedule
                                    Part 2.5

                Regarding Notes to Interim Financial Statements
                -----------------------------------------------

Payments required under Caja de Ahorros y Pensiones de Barcelona equipment lease are secured by restricted cash in the amount of $2,000,000.

                              Non-Audit Services
                              ------------------

During 2002, PricewaterhouseCoopers LLP ("PwC") performed non-audit services for the Company related to tax compliance, tax planning and tax advice for which the Company paid PwC aggregate fees in the amount of $122,000.

During 2003, PwC performed non-audit services for the Acquired Corporations related to tax returns, VAT and other tax compliance, advice and consulting matters for which the Company paid PwC aggregate fees in the amount of $125,000.

                          Company Disclosure Schedule
                                  Part 2.6(a)


                        Business Property Without Leases
                        --------------------------------

The Acquired Corporations are not the lessee for Universal GSM feeders currently being used by MSL de Mexico in Reynosa, Mexico.

                          Company Disclosure Schedule
                                  Part 2.6(b)


                 Obsolete Custom or Customer Specific Inventory
                 ----------------------------------------------

None

                          Company Disclosure Schedule
                                  Part 2.7(b)


                               Material Customers
                               ------------------

            Customer
Catena
Emulex
Hewlett Packard
Honeywell
International Business Machines
Ingenico
Lexmark (EMS)
Oce
Philips
Radisys
Rockwell
US Robotics


                         Material Customer - Knowledge
                         -----------------------------


1. Hewlett-Packard - Richmond, Virginia - as separately disclosed.

2. Philips Communications Systems - as separately disclosed.

3. Emulex Corporation - as separately disclosed.

4. U.S. Robotics - as separately disclosed.

5. Oce Industries - as separately disclosed.

                          Company Disclosure Schedule
                                  Part 2.7(c)


                             New Material Customers
                             ----------------------

Goodrich Aerospace
Lear
Ingenico
Lexmark (Fulfillment)

                          Company Disclosure Schedule
                                    Part 2.8


                      Equipment; Real Property; Leaseholds
                      ------------------------------------

Owned Real Property:
--------------------

1.  Guerande, France

2.  Valencia, Spain

Leased Property
---------------

1. Sublease by and between Avaya Inc. and the Company re 300 Baker Avenue, MA, dated as of December 15, 2000;

2. Lease by and between 300 Baker Avenue Associates and the Company re 300 Baker Avenue, MA, dated as of September 8, 1998;

3. Deed between Wangi Industrial Co. Pte ltd and Manufacturers' Services Singapore Pte Ltd re Level 3 - 29 Ubi Road Wangi Industrial Building, Singapore, dated as of July 15, 2002, as supplemented;

4. Deed between SGC Ventures Pte ltd and Manufacturers' Services Singapore Pte Ltd re floors 1, 3 to 5 (production space) and 6 (office space) 27 Ubi Road Wangi Industrial Building, Singapore, dated as of January 12, 2001, as supplemented;

5. Agreement by and between SGC Ventures Pte ltd and Manufacturers' Services Singapore Pte Ltd re floors 2 and 3 (office space) 27 Ubi Road Wangi Industrial Building, Singapore, dated as of January 12, 2001;

6. Lease by and between Inmobiliaria Ayusa and Lexmark re premises located in Reynosa, Mexico dated as of October 28, 1999, as amended as of June 28, 2002;

7. Lease by and between Apodaca Industrial Partners III and MSL DE Mexico, S.A. DE C.V. re Building 1, Reynosa, Mexico dated as of April 1, 2003;

8. Lease by and between Apodaca Industrial Partners III and MSL DE Mexico, S.A. DE C.V. re Building 2, Reynosa, Mexico dated as of April 1, 2003;

9. Lease by and between Puerto Rico Industrial Development Company and MSL De Puerto Rico, Inc.re building located in Aguadilla, Puerto Rico, dated as of October 3, 2001, as supplemented on March 20, 2002;

10. Lease by and between the Industrial Development Authority and Erictron Limited re Garrycastle, Ireland dated as of August 23, 1989;

11. Lease by and between Connolly Properties (2000) Limited and Manufacturers' Services (Athlone) Limited re premises in Parkmore and Pollkeen, Galway, Ireland dated as of July 1, 2000;

12. Agreement for Lease by and between Patrick Mulcair and Manufacturers' Services (Athlone) Limited re premises in Parkmore Business Park, Galway, Ireland known as MSL No. 2 Bldg., commencing December 1, 2000;

13. Lease by and between LACAT, LLC and the Company re premises located at 121 Hale Street, Lowell, MA, dated as of November 30, 2002;

14. Lease by and between Ryan Development LLC and as of re premises located at 2 LAN Drive, Westford, MA, dated as of July 28, 1999;

15. Lease by and between IBM and Manufacturers' Services Western U.S. Operations, Inc. re premises located in Charlotte, N.C., dated as of May 5, 1998, as amended;

16. Lease by and between Amberjack, Ltd and Manufacturers' Services Limited - Roseville, Inc. re premises located in Arden Hills, MN, dated as of April 14, 1997;

17. Lease by and between Dennis Baca and the Company re premises located in Fremont, CA, dated as of April 11, 2001, as amended;

18. Lease by and between Bengawan Solo Confectionery Sdn. Bhd. and MSL Technology Services (Malaysia) Sdn. Bhd. re premises located in Johor, Bohru, Malaysia, dated as of July 31, 2002; and

19. Lease by and between Telesincro S.A. and Global Manufacturers' Services Cataluna, S.L. re premises located within the Parc Tecnologic de Valles, Valencia, Spain, dated as of July 22, 2003.

                          Company Disclosure Schedule
                                 Part 2.9(a)(i)


                          Material Proprietary Assets
                          ---------------------------


Trademarks:
-----------

-----------------------------------------------------------------------------------------------------------------------------------
Jurisdiction        Registered Owner            Trademark (Class)        Regist. No          Reg. Date              Status
                                                                         (App. No.)         (App. Date)
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         GLOBAL SOLUTIONS FOR THE      (76/374014)      08/19/03          Registered
                    Services Limited       LIFE OF YOUR PRODUCT
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         MANUFACTURERS' SERVICES       2301104          12/14/1999        Registered-Supplemental
                    Services Limited                                     (75/548974)      (09/04/1998)      Register; Security

                                                                                                            Interest granted to
                                                                                                            Bank of America
                                                                                                            recorded on August 23,
                                                                                                            2000, recorded at
                                                                                                            reel/frame 2141/0411
                                                                                                            "Bank of America
                                                                                                            Interest") (released
                                                                                                            against other marks)
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         MANUFACTURERS' SERVICES and   2154544          05/05/1998        Registered
                    Services Limited       Globe Design                  (75/131372)      (07/09/1996)
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         Misc. Design (Globe)          2148653          04/07/1998        Registered; Bank of
                    Services Limited                                     (75/131310)      (07/09/1996)      America Interest
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         MSL                           (76/021600)      11/19/02          Registered; Bank of
                    Services Limited                                                                        America Interest
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         MSL and Globe Design          (76/021601)      11/19/02          Registered; Bank of
                    Services Limited                                                                        America Interest
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         PARTNERWEB                    (76/009967)      (03/23/2000)      Pending; Bank of
                    Services Limited                                                                        America Interest
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         TCOO                          2154546          05/05/1998        Registered
                    Services Limited                                     (75/131652)      (07/09/1996)
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'         TOTAL COST OF OWNERSHIP       1946905          01/09/1996        Registered; Bank of
                    Services Limited                                     (74/634007)      (02/14/1995)      America Interest
-----------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
Jurisdiction        Registered Owner            Trademark (Class)        Regist. No          Reg. Date              Status
                                                                         (App. No.)         (App. Date)
-----------------------------------------------------------------------------------------------------------------------------------
Puerto Rico         Manufacturers'         MSL and Globe Design -        52,395           12/19/2000        Registered
                    Services Limited       Class 42
-----------------------------------------------------------------------------------------------------------------------------------
Puerto Rico         Manufacturers'         MSL and Globe Design -        52,394           12/19/2000        Registered
                    Services Limited       Class 40
-----------------------------------------------------------------------------------------------------------------------------------
Puerto Rico         Manufacturers'         MSL and Globe Design -        52,393           12/19/2000        Registered
                    Services Limited       Class 39
-----------------------------------------------------------------------------------------------------------------------------------
Puerto Rico         Manufacturers'         MSL and Globe Design          52,392           12/19/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
China               Manufacturers'         MSL and Globe Design (35)     (2000155112)     (10/08/2000)      Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
China               Manufacturers'         MSL and Globe Design (39)     1759108          4/28/02           Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
China               Manufacturers'         MSL and Globe Design (40)     1727689          3/7/02            Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
China               Manufacturers'         MSL and Globe Design (42)     1727395          03/07/02          Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         MANUFACTURERS' SERVICES       (308395)         (07/08/1996)      ABANDONED
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         MANUFACTURERS' SERVICES and   292789           01/07/1999        Registered
                    Services Limited       Globe Design                  (292789)         (07/08/1996)
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         Misc. Design (Globe)          286955           05/10/1999        Registered
                    Services Limited                                     (286955)         (07/08/1996)
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         MSL and Globe Design          1908102          01/02/2002        Registered
                    Services Limited                                     (1908102)        (10/05/2000)
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         PARTNERWEB                    (1902493)        09/22/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         TCOO                          748640           05/10/1999        Registered
                    Services Limited                                     (748640)         (11/25/1997)
-----------------------------------------------------------------------------------------------------------------------------------
European Community  Manufacturers'         TOTAL COST OF OWNERSHIP       292953           06/22/1999        Registered
                    Services Limited                                     (292953)         (07/08/1996)
-----------------------------------------------------------------------------------------------------------------------------------
Hong Kong           Manufacturers'         MSL and Globe Design          B13630/2000      4/7/00            Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Hong Kong           Manufacturers'         MSL and Globe Design (35)     B4403/2002       04/07/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Hong Kong           Manufacturers'         MSL and Globe Design (39)     B4404/2002       04/07/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Hong Kong           Manufacturers'         MSL and Globe Design(42)      B4405/2002       04/07/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia            Manufacturers'         MANUFACTURERS' SERVICES       (98/09474)       (08/14/2002)      Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia            Manufacturers'         TCCO                          (98/09476)                         Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
Jurisdiction        Registered Owner            Trademark (Class)        Regist. No          Reg. Date              Status
                                                                         (App. No.)         (App. Date)
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia            Manufacturers'         MANUFACTURERS' SERVICES and   (98/09475)       (08/14/1998)      Pending
                    Services Limited       Globe Design
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia            Manufacturers'         Misc. Design (Globe)          (98/09473)       (08/14/02)        Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia            Manufacturers'         TCOO                          (98/09472)       (08/14/1998)      Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Malaysia            Manufacturers'         TOTAL COST OF OWNERSHIP       (98/09476)       08/14/1998        Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MANUFACTURERS' SERVICES       (6338/96)        N/A               Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MANUFACTURERS' SERVICES       (T96/06340B)     N/A               Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MANUFACTURERS' SERVICES and   (6340/96)        N/A               Pending
                    Services Limited       Globe Design
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         Misc. Design (Globe)          (6343/96)        N/A               Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MSL and Globe Design (35)     T00/17529H       04/07/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MSL and Globe Design (39)     T00/17530A       03/07/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MSL and Globe Design (40)     T00/17531Z       N/A               Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         MSL and Globe Design (42)     T00/17532H       04/07/2000        Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         TCOO                          (T96/06338J)     N/A               Pending
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------
Singapore           Manufacturers'         TOTAL COST OF OWNERSHIP       6344/96          N/A               Registered
                    Services Limited
-----------------------------------------------------------------------------------------------------------------------------------

Patents:
--------

-----------------------------------------------------------------------------------------------------------------------------------
   Jurisdiction         Record Owner               Invention              Patent No.        Issue Date         Status
                                                                          (App. No.)       (App. Date)
-----------------------------------------------------------------------------------------------------------------------------------
United States       Manufacturers'        Solder Paste with             6331076          12/18/2001        Issued
                    Services Ltd.         Time-Temperature Indicator   (183680)          (10/30/1998)
-----------------------------------------------------------------------------------------------------------------------------------
Australia           Manufacturers'        Solder Paste with a          (1414574)         (10/28/1999)      Pending
                    Services Limited      Time-Temperature Indicator
-----------------------------------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------------------------------
   Jurisdiction         Record Owner               Invention              Patent No.        Issue Date         Status
                                                                          (App. No.)       (App. Date)
-----------------------------------------------------------------------------------------------------------------------------------
China               Manufacturers'        Solder Paste with a          (99812884)        (10/28/1999)      Pending
                    Services Limited      Time-Temperature Indicator
-----------------------------------------------------------------------------------------------------------------------------------
European Patent     Manufacturers'        Solder Paste with a          (99971363)        (10/28/1999)      Pending
Office              Services Limited      Time-Temperature Indicator
-----------------------------------------------------------------------------------------------------------------------------------
Japan               Manufacturers'        Solder Paste with a          (579397)          (10/28/1999)      Pending
                    Services Limited      Time-Temperature Indicator
-----------------------------------------------------------------------------------------------------------------------------------

Other Intellectual Property:
----------------------------

Domains:

    Registrar                Domain                     Record Owner               Reg. Date       Expiration          Status
-----------------------------------------------------------------------------------------------------------------------------------
NSI/Verisign        MANUFACTURERS             Manufacturers' Services Ltd.      10/12/1999       10/12/2003      Registered
                    SERVICES.COM              Concord, MA
-----------------------------------------------------------------------------------------------------------------------------------
NSI/Verisign        MSL.COM                   Manufacturers' Services Ltd.      01/27/2000       01/27/2004      Registered
                                              Concord, MA
-----------------------------------------------------------------------------------------------------------------------------------
NSI/Verisign        MSL1.COM                  Manufacturers' Services Ltd.      11/30/1999       11/30/2003      Registered
                                              Concord, MA
-----------------------------------------------------------------------------------------------------------------------------------

                          Company Disclosure Schedule
                                Part 2.9(a)(ii)


                        Royalty and Payment Obligations
                        -------------------------------

1. BaaN Maintenance Agreement - approximately $396,700 in annual maintenance fees.

2. Oracle Maintenance Agreement - approximately $202,900 in annual maintenance fees.

3. Valor Computerized Systems Maintenance Agreement - approximately $85,200 in annual maintenance fees.

4. Valor Computerized Systems Annual Subscription Agreement - approximately $71,400 in annual fees.

5.   MicroSoft Enterprise Agreement - approximately $359,800 in annual fees.

6.   Teradyne - approximately $132,000 in annual maintenance fees.

7.   Agile - approximately $76,000 in annual fees.

                          Company Disclosure Schedule
                                Part 2.9(a)(iii)


                     Jointly Developed Proprietary Assets
                     ------------------------------------

None.

                          Company Disclosure Schedule
                                Part 2.9(a)(iv)


                    Third Party Rights in Proprietary Assets
                    ----------------------------------------

License Agreement by and between Lemelson Medical, Education, and Research Foundation ("Lemelson") and the Company, dated as of July 31, 2001, under which Lemelson granted to the Company a license under 180 unexpired Letters Patent and 60 pending applications relating to manufacturing processes.

                          Company Disclosure Schedule
                                  Part 2.9(c)


                       Notices of Potential Infringement
                       ---------------------------------

Notices of potential infringement claim from Lemelson Foundation Partnership, including written notice dated as of April 18, 2001. Potential infringement claim resolved by License Agreement dated as of July 31, 2001.

                          Company Disclosure Schedule
                                  Part 2.9(d)


                            Covenants Not to Compete
                            ------------------------

1. Manufacturing Services Agreement by and between the Company and Ingenico, S.A., dated as of July 22, 2003.

2. Master Manufacturing Agreement by and between the Company and Hewlett-Packard Company dated as of April 19, 2001.

                          Company Disclosure Schedule
                                   Part 2.10

                            Undisclosed Liabilities
                            -----------------------

Any footnotes set forth in the Form 10-K for the period ended December 31, 2002 that are not set forth in the Company's Form 10-Q for the quarter ending June 29, 2003 with respect to liabilities are hereby incorporated by reference.


      Liabilities Required to be Reflected in a balance sheet prepared in accordance with US GAAP or disclosed in the notes thereto:
      -------------------------------------------------------------------


1. Lease commitment for 3 years and approximately $7,100,000 of rental payments over the term associated with Leases by and between Apodaca Industrial Partners III and MSL De Mexico, S.A. DE C.V. re Buildings 1 and 2, Reynosa, Mexico, each dated as of April 1, 2003

2. Lease commitment for 3 years and approximately 1,900,000 euros of rental payments over the term associated with Lease by and between Telesincro S.A. and Global Manufacturers' Services Cataluna, S.L. re: premises located within Parc Tecnologic de Valles, Valencia, Spain, dated as of July 22, 2003


                                             Company Disclosure Schedule
                                                     Part 2.11(e)


                                             Proposed Assessment of Taxes
                                             ----------------------------


            Acquired Corporation                  Taxing Authority                 Type of Tax               Amount

The Company                                   Massachusetts Department of        Sales and Use Tax           $79,831
                                              Revenue

MSL France Operations, SAS                    General Tax Department             Value Added Tax             $79,560

                                              General Tax Department             Income Tax                 $304,200

                                              General Tax Department             Registration Fees           $88,920

Manufacturers' Services Singapore Pte. Ltd.   Inland Revenue                     Income tax                  $97,000

                          Company Disclosure Schedule
                                  Part 2.11(i)

                                  Tax Rulings
                                  -----------

     Acquired Corporation                Taxing Authority         Type of Ruling
Global Manufacturers' Services           Spain                Goodwill as a result of tax
  Valencia, S.A.                                              restructuring

Global Manufacturers' Services           Spain                Capital Gain on tax
  Valencia, S.A.                                              restructuring

MSL De Mexico                            Mexico               Advance pricing agreement
                                                                  for tax (requested)

                          Company Disclosure Schedule
                                  Part 2.11(q)


                          Contracts with 280(G) Terms
                          ---------------------------


John Boucher
Robert Bradshaw
Alan Cormier
Richard J. Gaynor
Sean Lannan
Bruce Leasure
Albert A. Notini
Santosh Rao
Dewayne Rideout
Gerald Campenella

                          Company Disclosure Schedule
                                  Part 2.12(a)

                                 Domestic Plans

Stock Plans
-----------
Second Amended and Restated Non-Qualified Stock Option Plan, as Amended 2000 Non-Qualified Stock Option Plan
2000 Equity Incentive Plan, as amended
2000 Non-Employee Director Stock Option Plan, as Amended
2000 Employee Stock Purchase Plan, as Amended

Employee Benefits
-----------------
Guardian PPO Plan
Manufacturers' Services Ltd. 401k Plan
Delta Dental Plan Avesis Vision Plan
Guardian Basic Life and AD&D
UNUM Voluntary Life and Disability
Marsh@Work Voluntary Universal Life
UNUM Employee Assistance Plan
Fidelity Section 529 Plan
The Stanton Group Flexible Spending Account
2003 Sales Incentive Plan
2003 Executive Bonus Plan
2003 Incentive Bonus Plan

HR Policies
-----------
HR-001   Employment at Will
HR-002   Equal Employment Opportunity
HR-003   Americans with Disabilities
HR-004   Family Medical Leave Act (FMLA)
HR-005   Holiday
HR-006   Bereavement Leave
HR-007   Exempt Sick Leave
HR-008   Non-Exempt Sick and Personal Time
HR-009   Non-Exempt Short Term Disability (STD)
HR-010   Non-Exempt Overtime Pay
HR-011   Educational Assistance
HR-012   Policy Against Harassment
HR-019   Separation Pay Plan Policy
HR-022   MSL Military Leave Policy
HR-023   Access to Employee Records
HR-024   Alternative Workforce
HR-025   HIPAA Privacy Rule

                          Company Disclosure Schedule
                              Part 2.12(a)(cont.)


Directors' and Officers' Indemnification Agreements
---------------------------------------------------

Robert C. Bradshaw
George W. Chamillard
John P. Cunningham
Robin Esterson
John F. Fort, III
Richard J. Gaynor
Albert A. Notini
Dermott O'Flanagan
Santosh Rao
William J. Weyand
Curtis S. Wozniak
Karl R. Wyss

Employment Agreements
---------------------

John Boucher
Robert Bradshaw
Alan Cormier
Richard J. Gaynor
Sean Lannan
Bruce Leasure
Albert A. Notini
Santosh Rao
Dewayne Rideout

                          Company Disclosure Schedule
                              Part 2.12(a)(cont.)


Change in Control Agreements
----------------------------

John Boucher
Robert Bradshaw
Alan Cormier
Richard J. Gaynor
Sean Lannan
Bruce Leasure
Albert A. Notini
Santosh Rao
Dewayne Rideout
Gerald Campenella

Retention Bonus Agreements
--------------------------

Susan Dillon
Rebecca Pontes
Michael Rossi
Michael Zullas


Agreement and General Release / Kevin C. Melia

Agreement and General Release / James Poor

Agreement and General Release / Robert E. Donahue

Bettes Irrevocable Trust: 50,000 shares of MSL stock for the purpose of ongoing educational expenses of Matthew and Christopher Bettes

Bettes Cash Gift: Payment to Denise P. Bettes of $25,000 annually with final payment due 2004

Annual Premium for Nora Boyle's life insurance under Travelers Life and Annuity Policy No. L4725573

Global Manufacturers' Services Valencia, S.A. Defined Benefit Plan may have liability for payments up to $200,000.

                          Company Disclosure Schedule
                                  Part 2.12(b)


     Changes to Employee-Related Plans and Agreements; Consulting Agreement
     ----------------------------------------------------------------------


2000 Equity Incentive Plan as amended on May 22, 2003 to increase the number of available shares under it by 1% of the then outstanding shares on such date.

The Company's 401(k) Plan was changed to make annual contribution non-discretionary and amended to bring the Plan into compliance with legislation the IRS refers to as GUST.

Guardian PPO Plan - 2002/2003 overall price increase by 15%

Revision to Separation Pay Plan Policy

Agreement and General Release / Kevin C. Melia

Amended Employment Agreement between the Company and Albert A. Notini

Pre-closing Employee Retention Bonus Program

Consulting Agreements by and between the Company and the following employees:

     o    Frank Binder
     o    Gerald Campenella
     o    Kevin Newman
     o    Shawna Lyons
     o    Robert Rackham
     o    Richard Buckingham
     o    Muriel Norwood

                          Company Disclosure Schedule
                                  Part 2.12(e)


                                Qualified Plans
                                ---------------


Manufacturers' Services Limited 401(k) Plan.

                          Company Disclosure Schedule
                                  Part 2.12(l)


                          Benefits to Former Employees
                          ----------------------------


Agreement and General Release by and between Kevin Melia and the Company provides that the Company will pay for Mr. Melia's COBRA benefits through June 30, 2004, and medical insurance from June 30, 2004 until December 31, 2004.

Bettes Irrevocable Trust: 50,000 shares of MSL stock for the purpose of ongoing educational expenses of Matthew and Christopher Bettes.

Bettes Cash Gift: Payment to Denise P. Bettes of $25,000 annually with final payment due 2004

Company provides medical benefits pursuant to a Consulting Agreement between the Company and Richard Buckingham.

Company provides 80% of Mr. Poor's COBRA's benefits until November 3, 2003.

Company reimburses Mr. Donahue for costs associated with health benefits through March 2004.

                          Company Disclosure Schedule
                                  Part 2.12(m)

                                 Foreign Plans
                                 -------------


1.   Manufacturers' Services Galway Limited Non-Contributory Employee Benefit
     Plans.

2. Manufacturers' Services Athlone Limited Employee Benefits Plan (1997) (Galway Technicians).

3. Manufacturers' Services Athlone Limited Employee Benefits Plan (1997) (Galway Operations).

4.   Defined Benefit Plan - Valencia.

5.   Defined Contribution Plan - Valencia.

6.   Defined Contribution Plan - Barcelona.

7.   Defined Contribution Plan - Ireland.

8.   Defined Benefit Plan - Ireland.

9.   Employee Automobile Allowance Plans.

10.  Transportation Allowance Plan - Spain.

11.  Cafeteria Plans - Ireland and Spain.

                          Company Disclosure Schedule
                                  Part 2.12(p)


                         Loans and Extensions of Credit
                         ------------------------------


Loans to Employees
------------------

None.

Extensions of Credit
--------------------

None.

                          Company Disclosure Schedule
                                   Part 2.15


                               Legal Proceedings
                               -----------------


1. Computer Network Technology Corporation v. Manufacturers' Services Central U.S. Operations, Inc.

2.   Manufacturers' Services Limited v. Net to Net Technologies, Inc.

3.   SONICblue Chapter 11 Filing

4.   Dan Stearne, et al. v. the Company, et al.

5. Former IBM Employees v. Global Manufacturers' Services Valencia S.A. and IBM S.A.

6. David Rutherford, et al v. the Company, No. GLO-L-1149-03 (Superior Court of New Jersey) - Claim for Money Due and Owing.

7. David Young v. the Company, EEOC Charge No. 140-2003-06269 - Race discrimination claim.

8.   Nour Rouchi v. the Company - wrongful termination claim.

                          Company Disclosure Schedule
                                  Part 2.15(b)


                   Threatened or Potential Legal Proceedings
                   -----------------------------------------

1. Yen Nguyen v. Hewlett-Packard Company - Possible indemnification claim in personal injury action.

2. Profile Media, Inc. v. Palm, Inc. - Possible claim for money due and owing and interest totalling approximately $79,000.

3. Stanley v. Hewlett-Packard Company - Possible indemnification claim in personal injury action.

4. The Merger could give rise to shareholder derivative suits or class action claims.

                          Company Disclosure Schedule
                                   Part 2.16


              Changes and Events Causing Material Adverse Effects
              ---------------------------------------------------

     1. IBM request for contract amendment. The Company is engaged in ongoing discussions with IBM regarding amendment 14 to the Company's supply agreement with IBM. It is anticipated that if the amendment were to be signed it would result in up to a $1,300,000 cash payment to IBM, a 1% price reduction as of October 1, 2003, and an increase of a scrap rate charge to 1% as of October 1, 2003. The foregoing has been considered in preparation of the Projections. The parties also are discussing the term of the contract, including an extension for an additional year (subject to the Company and IBM agreeing to specific warranty and contractual terms relating to the Company providing ODM-like services to IBM) and related matters.

     2. Termination of building lease in connection with Athlone, Ireland, facility shutdown.

     3. Notification from Hewlett-Packard of future transition to another Hewlett-Packard facility of services provided to Hewlett-Packard in Richmond, Virginia. The Company's anticipated cost related to the transition will not exceed $250,000.

     4. Possible impairment charge from lower demand for design services not expected to exceed $2,300,000.

Part 2.16(a):
-------------

     None.

Part 2.16(b):
-------------

     None.

Part 2.16(c):
-------------

     1. Issuance of 500,000 shares of Series B Preferred and warrants to purchase 1,165,254 shares of Company Common Stock

     2.   Issuance of 250,000 shares of Company Common Stock to Ingenico, S.A.

Part 2.16(d):
-------------

     Acceleration of vesting rights in connection with Kevin Melia termination.

Part 2.16(e):
-------------

     1. Conversion of Global Manufacturers' Services Catalunya, S.A. to Global Manufacturers' Services Catalunya, S.L.

     2. Transfer of ownership of Global Manufacturers' Services Catalunya, S.L. from MSL Overseas BV to Global Manufacturers' Services Valencia, S.A.

Part 2.16(f):
-------------

     None.

Part 2.16(g):
-------------

     1. Purchase of assets and lease of Barcelona, Spain, facility from Telesincro, S.A.

     2.   Purchase of SMT Line for Valencia, Spain, facility.

Part 2.16(h):
-------------

     None.

Part 2.16(i):
-------------

     1. Purchase of assets for Barcelona, Spain, facility from Telesincro, S.A.

     2.   Purchase of SMT Line for Valencia, Spain, facility.

Part 2.16(j):
-------------

     None.

Part 2.16(k):
-------------

     Pledge And Deposit Agreement Over Machinery, Equipment And Inventory by and among Bank of America, N.A., Manufacturers Services Central U.S. Operations, Inc., MSL de Mexico, S.A. de C.V., dated September 15, 2003.

Part 2.16(l):
-------------

     None.

Part 2.16(m):
-------------

     1.   See Company Disclosure Schedule Part 2.12(a) herein.

     2.   Amended Employment Agreement between the Company and Albert A. Notini

Part 2.16(n):
-------------

     None.

Part 2.16(o):
-------------

     None.

Part 2.16(p):
-------------

     Pac Tec, a division of La France Corp. v. SONICblue, Inc. and Manufacturers' Services Limited, Civil Action No. 01-CV-5934, in the United States District Court for the Eastern District of Pennsylvania.

Part 2.16(q):
-------------

     None.

                          Company Disclosure Schedule
                                   Part 2.17

                                   Contracts
                                   ---------

Part 2.17(a)(i):
----------------

     See Company Disclosure Schedule Part 2.4 under the caption "SEC Reports."

Part 2.17(a)(ii):
-----------------

     See Company Disclosure Schedule Part 2.12(a) herein.

Part 2.17(a)(iii):
------------------

     1. $120 million revolving credit facility from a bank consortium led by Bank of America, dated June 2002.

     2. 3 million euros revolving credit facility from Bank Inter in Valencia, Spain, dated June 25, 2002.

     3.   Mortgage with Bank of LaCaixa on property located in Valencia, Spain.

Part 2.17(a)(iv):
-----------------

     See Company Disclosure Schedule 2.7(b) and (c) herein

Part 2.17(a)(v):
----------------

     See Company Disclosure Schedule Part 2.9(d) herein.

Part 2.17(a)(vi):
-----------------

     See Company Disclosure Schedule Part 2.12(a) herein.

Part 2.17(a)(vii):
------------------

     1. Common Stock pursuant to Initial Public Offering - June 28, 2000

     2. Series A Convertible Preferred Stock and Warrants - March 14, 2002

     3. Series B Convertible Preferred Stock and Warrants - July 1, 2003

     4. 250,000 shares of Common Stock issued to Ingenico, S.A., on or about July 22, 2003.

     5. Amended and Restated Stockholder Agreement, last amended as of June 22, 2000 by and among, in part, DJLMB Entities.

     6. Warrant for shares of Common Stock issued to DLJ Investment Partners on or about November 26, 1999.

Part 2.17(a)(viii):
-------------------

     None.

Part 2.17(a)(ix):
-----------------

     1. MSL Valencia hedges for US dollar exposure.

     2. MSL France Operations hedges for U.S. dollar exposure.

     3. The Company hedges for Mexican peso exposure.

Part 2.17(a)(x):
----------------

     None.

Part 2.17(a)(xi):
-----------------

     None.

Part 2.17(a)(xii):
------------------



Avnet Electronics

Future Electronics Corporation

NIC Components Corp.

ON Semiconductor

Rand Technology, Inc.

Sparkle Power Inc.

Tyco Electronics Corporation

Wong's Circuits (HK) Ltd.

WUS Printed Circuit Pte. Ltd.

                          Company Disclosure Schedule
                                  Part 2.17(c)

                   Chargeback, Acceleration and Other Rights
                   -----------------------------------------


Preferred Supplier Agreement with Future Electronics.

See Company Disclosure Schedule Part 2.17(a)(iii) herein.

See Company Disclosure Schedule Part 2.8 herein.

                          Company Disclosure Schedule
                                   Part 2.18


                                Warranty Claims
                                ---------------

None.

                                               Company Disclosure Schedule
                                                        Part 2.19

                                                   Insurance Policies
                                                   ------------------

Primary D&O                          National Union                                      6/22/2003            6/22/2004
First Excess D&O                     Chubb                                               6/22/2003            6/22/2004
Second Excess D&O                    St. Paul                                            6/22/2003            6/22/2004
EPL                                  American International Specialty Lines              6/22/2003            6/22/2004
Fiduciary Liability                  National Union                                      10/31/2002           10/31/2003
Crime                                National Union                                      10/31/2002           10/31/2003
Primary Technology E&O               Royal & Sunalliance                                 10/1/2002            10/1/2003
Excess Technology E&O                Liberty International Underwriters                  10/1/2002            10/1/2003
Corporate K&R/Extortion              National Union                                      6/18/2001            6/22/2004

Workers Compensation (CA)            Commerce & Industry Insurance (AIG)                 10/1/2003            10/1/2004
Workers Compensation (AOS)           Commerce & Industry Insurance (AIG)                 10/1/2003            10/1/2004
General Liability                    Travelers Indemnity Company of IL                   10/1/2003            10/1/2004
Auto Liability                       Travelers Indemnity Company of IL                   10/1/2003            10/1/2004
Umbrella Liability                   Federal Insurance Company (Chubb)                   10/1/2003            10/1/2004
Excess Liability                     Ohio Casualty Insurance Company                     10/1/2003            10/1/2004
Technology E&O Liability             Travelers Indemnity Company of IL                   10/1/2003            10/1/2004
Technology E&O Liability             National Union Fire Indemnity Co. (AIG)             10/1/2003            10/1/2004

Global Property                      Factory Mutual Insurance Co. (FM)                   10/1/2003            10/1/2004

International Liability              American International Underwriters (AIG)           10/1/2003            10/1/2004

Marine Open Cargo                    American Home Assurance Co. (AIG)                5/1 (continuous)

Aviation Products Liability          Global Aerospace AAU                                4/26/2003            4/26/2004


There are additional small contracts placed by Marsh offices outside the USA which provide statutory coverages to satisfy local requirements which cannot be place from the USA

                          Company Disclosure Schedule
                                   Part 2.20

                                 Labor Matters
                                 -------------


1. The management and employees of the following Acquired Corporations' sites have entered into collective bargaining agreements:

     i) Valencia, Spain

    ii) Barcelona, Spain

   iii) Reynosa, Mexico

    iv) Guerande, France

     v) Athlone, Ireland.

2. See item 6 of Part 2.15 of this Company Disclosure Schedule which is incorporated herein by this reference.

3. See item 8 of Part 2.15 of this Company Disclosure Schedule which is incorporated herein by this reference.

4. See item 9 of Part 2.15 of this Company Disclosure Schedule which is incorporated herein by this reference.


Employment/Training Grants
--------------------------

     1.   Galway - $345,000

     2.   Valencia - (euro)8.2 Million

          The approximately (euro)8.2 million in grants from the Spanish government to MSL Valencia have been allocated over 48 different projects. Grants are issued for capital expenditures, specified employment levels and R&D expenditures. Each R&D grant reimburses R&D expenditures made by MSL Valencia and is non-refundable upon being paid. Employment grants require certain specified minimum levels of employment for certain specified periods of time. Capital grants require a combination of minimum employment levels and capital expenditures and a continued deployment of capital equipment over a certain specified period of time. Approximately (euro)3.0 million of the (euro)8.2 million are non-refundable as of the date of the Agreement. The balance becomes non-refundable at various points in time over the next 5 years as the required employment levels and capital equipment time frames expire.

     3.   Lowell - $80,930

     4.   Singapore - $14,800

     5. Athlone - $2,000,000 from Industrial Development Agency for employment, training and capital. Potential repayment based on facility closure.

                          Company Disclosure Schedule
                                   Part 2.21

                      Interests of Officers and Directors
                      -----------------------------------

None.

                          Company Disclosure Schedule
                                Part 4.2(b)(xvi)

                        Pre-Closing Business Activities
                        -------------------------------


The Company reserves the right to settle the litigation set forth in Part 2.15,
Item 4 of the Company Disclosure Schedule on the terms and conditions previously publicly announced for settlement of such claims.

                          Company Disclosure Schedule
                                  Part 7.7(m)

                               Required Consents
                               -----------------

          Parent agrees that if any party to an Acquired Corporation Contract from whom a Required Consent is sought insists that, as a condition to giving such consent, Parent assume or agree to assume the obligations of the Acquired Corporations under such Acquired Corporation Contract or otherwise provide reasonable assurances of the ability of the Acquired Corporation or its successor to perform its obligations under such Acquired Corporation Contract, Parent shall at its option either (i) assume or agree to assume such obligations or provide such assurances, or (ii) agree that such Required Consent is eliminated and that the absence of such consent or the effects of failing to obtain such consent shall not be considered in the determination of whether a Material Adverse Effect on the Acquired Corporations has occurred. Parent further agrees that
          (a) if the licensor under an Acquired Corporation Contract identified below under the caption "Software" from whom a Required Consent is sought insists that, as a condition to giving such consent, the Company pay a fee to the licensor, (b) the Company concludes that such fee is reasonable and (c) Parent unreasonably refuses to consent to a waiver under Section 4.2(b) to permit the Company to pay such fee, then such Required Consent shall be eliminated and the absence of such consent or the effects of failing to obtain such consent shall not be considered in the determination of whether a Material Adverse Effect on the Acquired Corporations has occurred.

          Customers
          ---------

          Master Manufacturing Agreement by and between the Company and Hewlett-Packard Company, dated as of April 19, 2001.

          Supply Agreement by and between Rockwell Automation and the Company dated as of September 22, 1998.

          Manufacturing and Supply Agreement by and between Manufacturers' Services Athlone Limited and Oce-Technologies B.V., dated as of January 9, 2001.

          Software
          --------

          License Agreement by and between Oracle Corporation and Manufacturers' Services Limited, dated November 1996, as amended.

          Software Maintenance Agreement between Valor Computerized Systems, Inc., and the Company dated March 10, 2003.

          Software License Agreement between Valor Computerized Systems, Inc., and the Company dated March 10, 2003.

          Professional Services Agreement and Software Support Agreement by and between BaaN USA, Inc. and Manufacturers' Services Limited, dated January 1995, as amended.

          Software License Agreement by and between Agile Software Corporation and the Company dated January 22, 2002.

          Real estate lease
          -----------------

          Lease by and between Inmobiliaria Ayusa and the Company dated as of October 28, 1999.

          Deed between SGC Ventures Pte Ltd and Manufacturers' Services Singapore Pte Ltd dated as of January 12, 2001 re 27 Ubi Road Wangi Industrial Building Singapore.

          Lease between Amberjack Limited and Manufacturing Services Central U.S. Operations, Inc. dated April 14, 1997.

          Lease by and between Connolly Properties (2000) Limited and Manufacturers Services (Athlone) Limited dated as of July 1, 2000.